As filed with the Securities and Exchange Commission on April 29, 2005
                  Registration No. 333-54002

                         UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                        AMENDMENT NO. 6
                              TO
                           FORM SB-2

    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      HAN LOGISTICS, INC.

        (Name of small business issuer in its charter)


       Nevada                        8741                      88-0435998
-----------------------    -------------------------      ------------------
(State or jurisdiction    (Primary Standard Industrial    (I.R.S. Employer
of incorporation or        Classification Code Number)    Identification No.)
organization)
                               __________________


                     5925 Starcrest Avenue
              Reno, Nevada 89523; (775) 787-7483
 (Address and telephone number of principal executive offices)

                     5925 Starcrest Avenue
              Reno, Nevada 89523; (775) 787-7483
(Address of principal place of business or intended principal place of business)

                       Amee Han Lombardi
                     5925 Starcrest Avenue
              Reno, Nevada 89523; (775) 787-7483
   (Name, address and telephone number of agent for service)

         Please send copies of all correspondence to:

                  Branden T. Burningham, Esq.
                455 East 500 South, Suite #205
                   Salt Lake City, Utah 84111
                   Telephone: (801) 363-7411

Approximate date of proposed sale to the public:
As soon as practicable after the Registration Statement becomes effective.


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
__________________________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                CALCULATION OF REGISTRATION FEE



                                     Proposed         Proposed
Title of Each           Dollar       Maximum          Maximum        Amount of
Class of Securities    Amount to  Offering Price     Aggregate*   Registration
 to Be Registered   Be Registered    Per Share*    Offering Price       Fee
------------------------------------------------------------------------------
Common Stock,
 $.001 par value       $250,000         $1.00             $250,000    $100.00
------------------------------------------------------------------------------
TOTAL                                                     $250,000    $100.00
------------------------------------------------------------------------------

*Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                      HAN LOGISTICS, INC.


Cross Reference Sheet Pursuant to Rule 404 (c) Showing Location in Prospectus of Information Required by Items of Form SB-2


Item                                                         Heading or
Number               Caption                           Location in Prospectus
------   ----------------------------------------      ----------------------
1.       Front of Registration Statement and Outside
         Front Cover of Prospectus..................   Facing Page;
                                                       Cross-Reference Sheet;
                                                       Outside Front Cover
                                                       Page

2.       Inside Front and Outside Back Cover Pages
         of Prospectus..............................   Inside Front Cover
                                                       Page; Outside Back
                                                       Cover Page

3.       Summary Information and Risk Factors.......   Prospectus Summary;
                                                       Risk Factors

4.       Use of Proceeds............................   Use of Proceeds

5.       Determination of Offering Price...........    Outside Front Cover
                                                       Page; Risk Factors;
                                                       Determination of
                                                       Offering Price and
                                                       Additional Information;
                                                       Plan of Offering

6.       Dilution..................................    Dilution

7.       Selling Security Holders..................    Inapplicable

8.       Plan of Distribution .....................    Facing Page;
                                                       Cross-Reference Sheet;
                                                       Outside Front Cover
                                                       Page; Prospectus
                                                       Summary; Plan of
                                                       Offering

9.       Legal Proceedings..........................   Proposed Business -
                                                       Legal Proceedings

10.      Directors, Executive Officers, Promoters and
         Control Persons............................   Management - Executive
                                                       Officers and Directors

11.      Security Ownership of Certain Beneficial
         Owners and Management......................   Principal Shareholders;

12.      Description of Securities..................   Prospectus Summary;
                                                       Description of
                                                       Securities
                                                       - Description of Common
                                                       Stock

13.      Interest of Named Experts and Counsel......   Experts

14.      Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities................................   Management - Executive
                                                       Compensation

15.      Organization Within Last Five Years........   Plan of Operation

16.      Description of Business....................   Proposed Business
17.      Management's Discussion and Analysis or
         Plan of Operation..........................   Facing Page; Cross -
                                                       Reference Sheet;
                                                       Outside Front Cover
                                                       Page; Plan of Operation

18.      Description of Property....................   Proposed Business -
                                                       Facilities

19.      Certain Relationships and Related
         Transactions...............................   Certain Transactions
20.      Management's Discussion and Analysis or
         Plan of Operation..........................   Facing Page; Cross -
                                                       Reference Sheet;
                                                       Outside Front Cover
                                                       Page; Plan of Operation

21.      Executive Compensation.....................   Management - Executive
                                                       Compensation

22.      Financial Statements.......................   Financial Statements

23.      Changes in and Disagreements With             Changes in and
         Accountants on Accounting and Financial       Disagreements With
         Disclosure.................................   Accountants on
                                                       Accounting and
                                                       Financial Disclosure

         Preliminary Prospectus Dated April __, 2005

SUBJECT TO COMPLETION

The information in this preliminary prospectus is not complete and may be changed. We may complete or amend this preliminary prospectus without notice. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Shares of Common Stock 50,000 Minimum - 250,000 Maximum Minimum Investment - 500 Shares

                      HAN LOGISTICS, INC.

This prospectus covers up to a maximum of 250,000 shares of common stock offered at a price of $1.00 per share. This is a "best efforts" offering, which means that we will use our best efforts to sell the common stock and there is no commitment by any person to purchase any shares. We must sell a minimum of 50,000, and we may sell a maximum of 250,000, shares of common stock in the offering. This is a direct participation offering since we, and not an underwriter, are offering the stock. There is no public market for the common stock and no assurance that a public market will develop by reason of this offering. (See "Risk Factors" on pages 3 to 10.)

We will transmit all proceeds from subscriptions to purchase the first 50,000 shares of common stock by noon of the next business day following receipt to an escrow account at FirstBank of Littleton, 101 West County Line Road, Littleton, Colorado 80126. Subscribers have no right to the return of their funds during the term of the escrow period. If we do not receive subscriptions for at least 50,000 shares of common stock within 90 days from the date of this prospectus (unless we extend the offering period for up to an additional 90 days), the escrow agent will refund the escrowed funds promptly to subscribers, without deduction or interest. After we have received proceeds from the sale of 50,000 shares of common stock, we may continue the offering without any escrow or refund provisions until all 250,000 shares of common stock are sold, the expiration of 90 days from the date of this prospectus (unless extended as described above) or until we elect to terminate the offering, whichever occurs first.


==============================================================================
                               Price         Selling          Proceeds to
                             to Public    Commissions(1)     Han Logistics(2)
==============================================================================
Per Share                            $1.00           $-0-                $1.00
------------------------------------------------------------------------------
Total Minimum (50,000 shares) (3)  $50,000           $-0-              $50,000
------------------------------------------------------------------------------
Total Maximum (250,000 shares) (3)$250,000           $-0-             $250,000
==============================================================================

NOTES:

(1) We will offer the shares of common stock directly to the public through our executive officers and directors. We will not pay any selling commissions or other compensation on sales of shares of common stock by our executive officers and directors.

(2) Does not reflect expenses of the offering estimated not to exceed $30,000. As of the date of this prospectus, $2,700 of these expenses had not been paid and, accordingly, that portion of the estimated offering expenses will be paid out of the proceeds of this offering.

(3) Our executive officers and directors will offer the shares of common stock on a "$50,000 minimum - $250,000 maximum" basis. There is no assurance that any or all of the shares of common stock will be sold.

We are offering the shares of common stock on a "minimum - maximum" basis subject to prior sale, to allotment and withdrawal and to cancellation of the offer without notice, at any time prior to the release or delivery of the proceeds of this offering to Han Logistics. We reserve the right to reject any order or cancel any sale, in whole or in part, for the purchase of any of the shares of common stock offered prior to the release or delivery of the proceeds of this offering.

There is no established public market for our common stock and we have arbitrarily determined the initial offering price. Our Common Stock is not currently listed or quoted on any quotation service. There can be no assurance that our common stock will ever be quoted or that any market for our stock will ever develop.

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING THE QUESTION AS TO WHETHER WE CAN CONTINUE AS A GOING CONCERN AND OUR NEED TO RAISE OPERATING CAPITAL. SEE SECTION ENTITLED "RISK FACTORS" ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April __, 2005.

                      PROSPECTUS SUMMARY

Han Logistics

Han Logistics, Inc., is a development-stage corporation that was organized under the laws of the State of Nevada on July 1, 1999. We propose to develop, market and deliver logistical analysis, problem solving and other logistics services to prospective business customers. "Logistics" involves, in simplified terms, ensuring that the right product (service), in the right quantity and condition, is delivered to the right customer, at the right place, time and cost. We will not specialize in any one area of the logistics industry, but seek to provide customers with a full range of logistics services, including, but not limited to, overall analysis, recommendations and implementation and specific problem-solving. Because our business plan is in the conceptual stage and our activities to date have been, primarily, organizational and fund raising in nature, we have no customers for our proposed services as of the date hereof. Accordingly, we have realized minimal revenue from operations to date. Our offices are located at 5925 Starcrest Avenue, Reno, Nevada 89523, and our telephone and facsimile number is (775) 787-7483.

Selected Financial Information

Han Logistics was organized on July 1, 1999, and, accordingly, has only recently commenced operations in its proposed business of developing, marketing and delivering logistical analysis, problem-solving and other logistics services to business customers. No assurance can be given that we will ever generate earnings from our proposed business.

Summary Balance Sheet Data:
--------------------------
                                             As of
                                       December 31, 2004
                                       ------------------

Working Capital                          $(23,345)
Current Assets                             $2,400
Total Assets                               $2,400
Current Liabilities                       $25,745
Total Liabilities                         $25,745
Total Stockholders' Equity (Deficit)     $(23,345)


Summary Operating Data:
----------------------

                           Year Ended       Inception
                          December 31,      through
                              2004          December 31, 2004
                       ------------------   -----------------

Net Loss                     $(6,438)         $(50,345)
Earnings (Loss) Per Share     $(0.01)          $ (0.02)
Weighted Average Common
  Shares Outstanding       2,000,000         2,000,000

                                RISK FACTORS

The purchase of the shares of common stock being offered hereby is speculative and involves a high degree of risk. Before making an investment decision, prospective investors should carefully consider, along with other matters referred to herein, the following risk factors inherent in and affecting our business and this offering:

Risk Factors Related to Han Logistics

1. We Are a Development-Stage Company with No Prior Business Operations and We May Not Be Able to Establish Ourselves as a Going Concern.
-------------------------------------------------------------

Han Logistics was organized on July 1, 1999, and is in the development stage. We have no operating history on which you can base an evaluation of our business and prospects. In order to establish ourselves as a going concern, we are dependent upon the anticipated proceeds of this offering, the receipt of additional funds from other sources to continue business operations and/or the achievement of profitable operations. Our efforts, since inception, have been allocated primarily to:

* Organizational activities;

* Developing a business plan; and

* Providing interim funding.


You should be aware of the increased risks, uncertainties, difficulties and expenses we face as a new business with no operating history in a new and rapidly evolving market. The likelihood of our success must be considered in light of Han Logistics' stage of development. Management has identified no prospective customers for our proposed logistics services and we may not be successful in identifying and obtaining customers in the future. Our marketing program may be expected to encounter problems, complications, expenses and delays. Further, we will be subject to many of the risks common to development-stage enterprises, including undercapitalization, cash shortages, limitations with respect to personnel, technological, financial and other resources and lack of a customer base and market recognition, most of which are beyond our control. In addition, we will face special risks associated with the rapidly changing logistics business. If we are unable to raise additional funds or achieve profitability or if we encounter unexpected difficulties and expenses, then our business strategy may not be successful.

2. We Have Realized Minimal Revenue and No Earnings and Have Limited Assets, and We May Not Be Able to Achieve Profitable Operations in the Future.
---------------------------------------------------------------

Since our inception on July 1, 1999, Han Logistics has realized very limited revenue and no earnings and has had only very limited assets and financial resources. We may not be able to achieve profitable operations from the proposed marketing and performance of logistics services in the future. Since inception, we have realized no revenue and have conducted only limited operations including, primarily, organizational activities and raising interim capital. Our success is dependent upon our achieving profitable operations or obtaining additional financing to enable us to fully implement our business plan. If we are unable to obtain additional debt and/or equity financing from this or other securities offerings or otherwise, then we will not be able to continue as a going concern unless we realize meaningful revenue. During the development stage of our operations, the revenues generated from operations can be expected to be insufficient to cover expenses. See "Plan of Operation - Financial Condition, Liquidity and Capital Resources" and "Certain Transactions" for a more detailed description of our capitalization and financial condition.

3. We Need Additional Capital and, if Our Financial Condition Does Not Improve, We Will Cease Operations and Our Shareholders Will Lose Their Entire Investment; Our Auditor Has Expressed a Going Concern Qualification.
--------------------------------------------------------------------

Because Han Logistics will obtain only very minimal funding from this offering, we are largely dependent upon the proceeds anticipated to be received from proposed future debt and/or equity financing(s) with which to carry out our operations. We will cease operations and our shareholders will lose their entire investment if our financial condition does not improve. Our independent auditor has expressed this as a "going concern" qualification in the Independent Auditors' Report on, and footnotes to, Han Logistics' financial statements. The proceeds of this offering, without an infusion of capital or profits from operations, are not expected to enable us to continue in operation after the expiration of the one-year period following the completion of this offering. We do not anticipate the receipt of significant operating revenues until management successfully implements our business plan, if ever. Accordingly, even assuming the success of this offering for the sale of at least the minimum 50,000 shares of common stock being offered, which is not assured, Han Logistics is not expected to become a viable business entity unless additional equity and/or debt financing is obtained. Further, for the balance of the current calendar year ended December 31, 2005, we estimate that we will require a minimum of approximately $5,000 in funding to remain viable as a going concern. The proceeds of this offering are expected to permit us to continue in operation for approximately the next year. However, we may incur significant unanticipated expenditures that deplete our capital at a more rapid rate because of, among other things, the development stage of our business, our limited personnel and other resources and our lack of customer base and market recognition. Because of these and other factors, management is presently unable to predict what additional costs might be incurred by us beyond those currently contemplated to obtain additional financing and achieve market penetration on a commercial scale in the logistics services business. Han Logistics has no identified sources for funds in addition to those anticipated from this offering, and resources may not be available to us when needed.
4. The Success of Our Business Depends on the Development and
Enhancement of Our Services and Attracting and Retaining a Large Number of Potential Customers.
--------------------

Our success depends on developing and enhancing our limited services and attracting a large number of potential customers and persuading them to use our services. Our success is also dependent on ensuring that these customers remain our loyal long-term customers. If we fail to persuade customers to utilize our services or our competitors are more successful in achieving sales, then our revenues will suffer. As a new business, we lack recognition in the market. We have only limited services available currently. The limited funding that will be available to us upon the successful completion of this offering, which is not assured, will not permit us to offer extensive logistical services and may not enable us to obtain the number and caliber of customers necessary to achieve profitable operations. Our customers may not accept our logistics solutions over those offered by our competitors. Furthermore, we may be required to incur significantly higher and more sustained advertising and promotional expenditures than we currently anticipate to attract and convert potential customers to purchasing customers. As a result, we may not be able to achieve profitability when we expect, or at all. As of the date of this prospectus, we have no existing, and a number of potential, customers.

5. Because Our Executive Officers and Directors Are Our Only Employees, Have Limited Experience, and Are Not Bound By Employment Agreements, We May Not Be Able to Achieve Profitability or Maintain Our Operations with the Limited and Experience of These Individuals and We May Realize Serious Harm if They Leave.
------------------------------------------------------------------------------

We may not be able to achieve profitability or maintain our operations with the limited experience of our executive officers and directors. We face the additional risk that Ms. Amee Han Lombardi could leave with little or no prior notice because she is not bound by an employment agreement. If we lost the services of Ms. Han Lombardi, our business could be seriously harmed. Ms. Amee Han Lombardi, President/Secretary/Treasurer and a director of Han Logistics,
is our only employee.   Ms. Han Lombardi has limited prior experience in our
proposed business. See "Management - Business Experience" for a description of her previous business experience. The logistics services that we propose to offer involve complicated business determinations requiring qualitative and subjective evaluations by management and/or others. We do not have "key person" life insurance policies covering these individuals.

6. Our Business Plan Is Speculative and, Unless We Obtain a Sufficient
Number of Customers, Deliver Services on a Timely and Cost-Effective Basis and Raise Financing from This Offering and Otherwise, Investors May Lose Their Investments.
------------

Investors must depend entirely upon the business judgment of management whose business plan is conceptual in nature as of the date of this prospectus. The success of our business plan is dependent upon our ability to obtain customers for our proposed superior, highly customized, state-of-the-art analysis, problem-solving and other logistical services; deliver the services on a timely and cost-effective basis; and raise financing from this offering. Our future success will be dependent upon our ability to raise financing in addition to that anticipated from this offering and numerous other factors beyond management's control. Except for a part-time marketing specialist and bookkeeper, no funds will be available to employ individuals in addition to, and more experienced in the field of logistics than, Han Logistics' management. Unless we are successful in obtaining a sufficient number of customers for our proposed logistics services within the one-year period during which the proceeds of this offering have been allocated, investors may lose all or a substantial portion of their investments in the shares of common stock being offered by this prospectus. As of the date of this prospectus, our proposed services are limited and we have no customers. Management will make day-to-day business decisions and, thus, the funds of purchasers of shares of common stock will be wholly at risk of the determination of present management concerning their use.

7. The Logistical Services Business Is Subject to Rapid Technological
Change and, if We Do Not Respond to Technological Developments on a Timely and Cost-Effective Basis to Better Serve Our Customers and Meet Their
Expectations, It Could Adversely Impact Our Ability to Attract and Retain Customers.
----------

The markets that we will serve are subject to rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render our proposed logistical services obsolete from time-to-time. If we are unable to license leading technologies useful in our business, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis, it could adversely impact our ability to attract and retain customers. As a result, our market position could be eroded rapidly by advancements by competitors. It is not possible to predict presently the life cycle of any of our proposed logistics services. Broad acceptance of these proposed services by customers will be critical to our future success, as will our ability to perform services on a timely basis that meet changing customer needs and respond to technological developments and emerging industry standards. We may experience difficulties that could delay or prevent the successful marketing and delivery of our proposed logistics services. We may not be able to successfully implement new technologies, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. Further, new services offered by others may meet the requirements of the marketplace and achieve market acceptance.

8. We May Not Succeed in Establishing the Han Logistics Brand, Which Would Adversely Affect Customer Acceptance and Our Revenues.
------------------------------------------------------

Han Logistics' success depends in large part upon our ability to identify and adequately penetrate the markets for our potential logistical analysis and problem-solving services. We may lose the opportunity to build a critical mass of customers if we do not establish our brand and achieve market acceptance and recognition for our services quickly. We will incur additional losses if our service and brand marketing and promotional activities do not yield revenues. As compared to Han Logistics, which lacks the financial, personnel and other resources required to compete with its larger, better-financed competitors, virtually all of our competitors have much larger budgets for marketing, advertising and promotion. Promoting and positioning our brand and services will depend largely on the success of our marketing efforts and our ability to provide consistent, high quality customer experiences. To promote our brand and services, we must incur substantial expense in our marketing and advertising efforts. Ultimately, we will also need to expend funds to help build market recognition for our brand and attract customers and attract and train customer service personnel.

9. Intense Competition May Result in Price Reductions and Decreased Demand for Our Services; We Will Be at a Competitive Disadvantage as Compared to Virtually All Existing Companies in Overcoming These Competitive Factors; and Our Business Strategy May Not Be Successful.
--------------------------------------------

We expect to face strong competition from well-established companies and small independent companies like ourselves that may result in price reductions and decreased demand for our services. Our strategy to overcome these competitive factors, which is described in this prospectus under "Proposed Business - Competition," may not be successful. We will be at a competitive disadvantage in obtaining the facilities, employees, financing and other resources required to provide the superior, highly customized, state-of-the-art logistical analysis and problem-solving services and solutions demanded by customers. Our opportunity to obtain customers may be limited by our financial resources and other assets. We expect to be less able than our larger competitors to cope with generally increasing costs and expenses of doing business. Additionally, it is expected that there may be significant technological advances in the future and we may not have adequate creative management and resources to enable us to take advantage of those advances.

10. We May Encounter Unforeseen Costs in the Logistics Services Business
and, if Any Cost Overruns Are Significant or if We Expend Significant Funds without the Development of Commercially Viable Services, We May Need to Change Our Business Plan, Sell or Merge Our Business or Face Bankruptcy.
-----------------------------------------------------------------

Our estimates of the cost of and time to be consumed in the provision of various services customarily provided by logistics service companies or contracted for by Han Logistics, based upon management's knowledge and limited experience in the logistics business, may not be accurate. The provision of these general customary services, which are described in detail in this prospectus under "Proposed Business - Proposed Services," may cost significantly more than expected or even prove to be prohibitive. If we are unable to absorb any cost overruns or if we expend significant funds without the development of commercially viable services, we may need to dramatically change our business plan, sell or merge our business or face bankruptcy. Further, we are unable to predict the amount of time or funding that will be consumed in management's efforts to obtain the additional debt and/or equity financing required in order to permit Han Logistics to offer a full range of logistics services. Therefore, we may expend significant unanticipated funds or significant funds may be expended by us without the development of commercially viable services. Cost overruns may occur and these cost overruns may adversely affect us.

11. Because Han Logistics' President/Owner Will Continue to Control Han Logistics, She Will Be Able to Determine the Outcome of All Matters Requiring Approval of Our Shareholders.
-----------------------------

Ms. Amee Han Lombardi, President/Secretary/Treasurer of Han Logistics and record owner of 2,000,000 shares of our issued and outstanding common stock, is the sole shareholder, a parent and a controlling person of Han Logistics because of her position and share ownership. Even following the completion of this offering, Ms. Han Lombardi will own approximately 88.9% to approximately 97.6% of Han Logistics' issued and outstanding shares of common stock. Therefore, Ms. Han Lombardi will be able to determine the outcome of all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. See "Principal Shareholders" for a description of Ms. Han Lombardi's share ownership relative to other shareholders and "Management" for background on Ms. Han Lombardi.

Risk Factors Related to the Offering

12. There Is No Public Market for Our Common Stock and Shareholders May
Have Difficulty Selling Their Shares or Pledging Them as Collateral Because of This and for Other Reasons.
---------------------------

There is no public market for the common stock and no public market may ever develop as a result of this offering. If such a market is developed, it may not be sustained for any period of time. Many brokerage firms may not effect transactions in the securities and many lending institutions may not permit their use as collateral for loans. Furthermore, investors who desire to sell their shares of common stock in any market that develops may encounter substantial difficulty in doing so because of the fact that the price thereof may fluctuate rapidly as a result of changing economic conditions as well as conditions in the securities markets. As a result, the market value of the common stock could be greater or less than the public offering price of the shares of common stock. Any trading market that may develop for the common stock is expected to be substantially illiquid. (See "Description of Securities - Description of Common Stock" for information regarding the potential trading market(s) for the common stock.)

13. The Offering Price of Our Common Stock Is Arbitrary and Was Not
Determined Based on a Market Price; Therefore, It Should Not Be Considered to Bear Any Relationship to Our Assets, Book Value or Net Worth and Should Not Be Considered to Be an Indication of Our Value.
--------------------------------------------

Because there is no public market for our common stock, the offering price was not determined based on a market price. The factors considered in determining the offering price of the common stock include our future prospects, the likely trading price for the common stock if a public market develops, and management's opinion of the implicit value of the company. Accordingly, we have arbitrarily established the offering price of the common stock and it should not be considered to bear any relationship to our assets, book value or net worth and should not be considered to be an indication of our value.

14. The Proceeds of This Offering May Be Inadequate and, in That Event, if We Are Unable to Generate Revenue or Obtain Additional Capital, Our Business May Fail.
---------

The minimum and maximum net proceeds of this offering are $50,000 and $250,000, respectively, and, therefore, are sufficient to conduct only a limited amount of activity. If the proceeds of this offering are insufficient to enable us to continue operations until we are able to generate revenue or obtain additional capital on acceptable terms, our business may fail. Particularly if only the minimum number of shares of common stock being offered hereby is sold, our continued operation will be dependent on our ability to generate operating revenue or procure additional financing. We may be unable to generate any revenue or to obtain any additional financing on terms favorable to Han Logistics.

15. New Shareholders Will Incur Substantial Dilution of Approximately $.99 Per Share as a Result of This Offering.
---------------------------------------

The offering price is substantially higher than the book value per share of our outstanding common stock. As a result, an investor who acquires shares of common stock in this offering will incur immediate substantial dilution of approximately $.99 per share. Investors who purchase shares of common stock in this offering will pay a price per share that substantially exceeds the value of our assets after subtracting liabilities. This is because Ms. Amee Han Lombardi, the current sole shareholder of Han Logistics, acquired her shares of common stock at an average cost of approximately $.01 per share, which is substantially less than the price of $1.00 per share to be paid by the investors in this offering. See "Dilution" for a more detailed description of how new shareholders will incur dilution.

16. If We Fail to Obtain a Secondary Trading Exemption for Our Common Stock in a Significant Number of States, a Public Market Will Not Develop for the Common Stock and the Shares Could Be Deprived of Value.
-------------------------------------------------------

In the event that a significant number of states refuse to permit secondary trading in our common stock, a public market for the common stock will fail to develop and the shares could be deprived of any value. Secondary trading in the common stock will not be possible in each state until the shares of common stock are qualified for sale under the applicable securities laws of that state or we verify that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in that state. We may not be successful in registering or qualifying the common stock for secondary trading, or availing ourselves of an exemption for secondary trading in the common stock, in any state. If we fail to register or qualify, or obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state.

17. Because the Offering Will Not Be Underwritten, Investors in the Shares
of Common Stock Being Offered Will Not Be Afforded the Protections of Certain of the NASD Conduct Rules and Our Management May Not Be Successful in Raising Even the Minimum Amount of Funds.
---------------------------------

This offering is self-underwritten and, accordingly, is not being conducted by a broker-dealer that is a member of, and subject to the Conduct Rules regarding securities distributions promulgated by, the National Association of Securities Dealers, Inc. Accordingly, investors in the shares of common stock being offered by this prospectus will not be afforded the protections of certain of the NASD Conduct Rules that regulate activities, such as communications with the public, transactions with customers, permissible commissions, the manner of distribution of securities and the maintenance of records, among other things, of broker-dealers that are members of the NASD. Despite their best efforts, our executive officers and directors may not be capable of selling at least 50,000 shares of common stock within the offering period, or any shares in excess of 50,000. These individuals have not previously participated in selling an offering of securities for any issuer. If we are unable to sell at least 50,000 shares of common stock within the offering period, then the offering will terminate and we will be obligated to refund all funds to the subscribers in full, without deduction for offering expenses. The fact that the offering will only be registered in the State of New York may also make it difficult for our management to find purchasers for the shares.

18. Because There is No Commitment to Purchase Shares, the Offering May Not
Be Totally Subscribed for the Minimum or the Maximum Number of Shares Being Offered and, if Only the Minimum Amount of Funds Is Received, the Common Stock Purchased by an Investor May Be Deprived of Any Value.
------------------------------------------------------

The offering may not be totally subscribed for at least the minimum 50,000 shares of common stock being offered. To the extent that only the minimum amount of funds is received, we may not be able to fully implement our business plan and our prospects for success may be jeopardized. As a result, the common stock purchased by an investor herein may be deprived of any value. We are offering the shares of common stock on a $50,000 minimum - $250,000 maximum basis, and no commitment exists by anyone to purchase all or any part of the shares of common stock being offered hereby. If we have not received subscriptions for 50,000 shares of common stock prior to the expiration of the term of the offering, we will promptly refund all funds received, without interest, to the subscribers. During the ninety-day offering period (and a ninety-day extension, if any), subscribers will not have the opportunity to have their funds returned.

19. Because Our Common Stock Is Considered Penny Stock, the Penny Stock Regulations Can Be Expected to Have an Adverse Effect on the Liquidity of the Common Stock in the Secondary Market.
-------------------------------------

If a secondary trading market develops in our shares of common stock, the common stock is expected to come within the meaning of the term "penny stock" under 17 CFR 240.3a51-1. For so long as our common stock is considered penny stock, the penny stock regulations can be expected to have an adverse effect on the liquidity of the common stock in the secondary market, if any, that develops. The Securities and Exchange Commission has established risk disclosure requirements for broker-dealers participating in penny stock transactions as a part of a system of disclosure and regulatory oversight for the operation of the penny stock market. Rule 15g-9 under the Securities Exchange Act of 1934 obligates a broker-dealer to satisfy special sales practice requirements that are described in more detail in this prospectus under "Description of Securities - Description of Common Stock."

20. Sales of Substantial Amounts of Our Shares May Depress Our Stock Price.

---------------------------------------------------------------------------

We will offer a total of 250,000 shares of common stock immediately after the effectiveness of this registration statement. The balance of 2,000,000 shares of common stock held by Ms. Amee Han Lombardi, our current shareholder and our executive officer and director, became eligible for resale pursuant to Rule 144 commencing in July 2000. Sales of a substantial number of shares of our common stock could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. After this offering, we will have a maximum of 2,250,000 shares of common stock outstanding, including 250,000 shares that Han Logistics is selling in this offering, which may be resold immediately in the public market. The remaining 2,000,000 shares are eligible for resale in the public market pursuant to Rule 144. The number of shares outstanding and the number of shares available for immediate resale are dependent upon the number of shares sold in this offering.

  DETERMINATION OF OFFERING PRICE AND ADDITIONAL INFORMATION

There is no established public market for the common stock being offered hereby. We have arbitrarily established the offering price of the common stock and it should not be considered to bear any relationship to our assets, book value or net worth and should not be considered to be an indication of the value of Han Logistics.

We have not authorized any person to give any information or to make any representations other than those contained in this prospectus. You should not rely on any information or representations not contained herein, if given or made, as having been authorized by Han Logistics. This prospectus does not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation would be unlawful.

We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock offered hereby with the U.S. Securities and Exchange Commission in Washington, D.C. This prospectus does not contain all of the information included in the Registration Statement. For further information regarding both Han Logistics and the shares of common stock offered hereby, reference is made to the Registration Statement, including all exhibits thereto, which may be inspected at the Commission's Washington, D.C., office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained from the Public Reference Room upon request and payment of the prescribed fee. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of the site is http://www.sec.gov.

We intend to furnish our shareholders, after the close of each fiscal year, an annual report that will contain financial statements that will be examined by independent public accountants and a report thereon, with an opinion expressed, by our independent public accountants. We may furnish to shareholders unaudited quarterly or semi-annual reports. In addition, we will file any reports required by the U.S. Securities and Exchange Commission; which reports are public documents.

The offering of shares of common stock by us is subject to approval of certain legal matters by Branden T. Burningham, counsel for Han Logistics. We may not modify the terms of the offering described herein without following the procedures described below. It is the Commission's position that fundamental changes in the terms of the offering would constitute a different transaction than the one offered in the Registration Statement and prospectus. However, the Commission has permitted certain changes in an offering to be made by means of a post-effective amendment rather than a new registration statement in order to save the issuer's filing fee. However, a sticker supplement will not suffice. In all cases where modifications are made to the terms of the offering, except where the modification only involves an extension of the original offering period beyond the latest extension contemplated in the original prospectus, all of the proceeds received by Han Logistics must be returned to the purchasers at least contemporaneously with the institution of the new offer made by means of a post-effective amendment.

                           DILUTION

The following table, which assumes the completion of this offering by the sale of a minimum of 50,000, to a maximum of 250,000, shares of common stock for proceeds of a minimum of $50,000 to a maximum of $250,000, illustrates the per share dilution. The table takes into account the estimated unpaid expenses of the offering in the amount of $2,700.

                                                         Minimum      Maximum
                                                         -------      -------
Per Share Dilution
------------------

Initial public offering price per share...............      $1.00       $1.00

Net tangible book value per share as of December
   31, 2004 (1).......................................      $*          $*

Increase in net tangible book value per share
  attributable to new investors   ....................      $0.01       $0.10

Net tangible book value per share after offering......      $0.01       $0.10

Dilution per share to new investors (2)...............      $0.99       $0.90
------------------

*Less than $.01.

(1) "Net tangible book value per share" is equivalent to the total assets of Han Logistics, less its total liabilities and intangible assets, divided by the number of shares of our common stock currently issued and outstanding.

(2) "Dilution" is the difference between the public offering price and the net tangible book value of the shares of Han Logistics' common stock immediately after the offering and is the result of the lower book value of the shares of common stock outstanding prior to the offering, the public offering price and the unpaid expenses payable in connection with the offering. Dilution will be increased by the amount of Han Logistics' operating losses for the period from January 1, 2005, to the closing date of the offering being made hereby.

The following table illustrates the comparative number of shares of common stock purchased from Han Logistics, the total consideration paid and the average price per share paid for Ms. Amee Han Lombardi, our sole existing shareholder, and by the new investors at both the minimum and the maximum number of shares of common stock sold at the offering price of $1.00 per share.
                                                           Minimum     Maximum
                                                          ---------    -------
Comparative Number of Shares of Common Stock Purchased,
Total Consideration Paid and Average Price Per Share Paid
---------------------------------------------------------

Number of shares purchased by existing shareholder.....2,000,000    2,000,000

Number of shares purchased by new investors............   50,000      250,000

Total consideration paid by existing shareholder.......  $27,000      $27,000

Total consideration paid by new investors..............  $50,000     $250,000

Price per share paid by existing shareholder...........    $0.01        $0.01

Price per share paid by new investors..................    $1.00        $1.00

                        USE OF PROCEEDS

We estimate that the net proceeds available to us upon completion of this offering will be $47,300, in the event of the minimum offering, and $247,300, in the event of the maximum offering, after deducting the estimated unpaid expenses of the offering in the amount of $2,700. We expect to apply and allocate the net proceeds of the offering during the following year in substantially the manner set forth below.

Application of Net Proceeds        Minimum   Per Cent    Maximum     Per Cent
---------------------------        -------   --------    -------     --------

Salaries and Directors' Fees      $8,000(1)    16.91%  $38,000(1)(2)  15.37%

Marketing                          4,780(3)    10.11%   29,890(3)     12.09%

Working Capital                   13,335       28.19%   13,335         5.39%

Repayment of Loan                 18,450(4)    39.01%   18,450(4)      7.46%

Administrative Expenses            2,735(5)     5.78%   14,550(5)(6)   5.88%

Office Rent                          -0-(7)     0.00%   14,400(7)      5.82%

Purchase of Computers                -0-(8)     0.00%    9,750(8)      3.94%

Office Equipment Rental              -0-(8)     0.00%    1,800(8)       .73%
                              ----------     --------  -------       -------
TOTAL NET PROCEEDS               $47,300      100.00% $247,300       100.00%
                              ----------     --------  -------       -------


(1) Includes the sums of $4,000 and $3,000 allocated for the salaries of a marketing specialist to be employed on a per project basis and a part-time bookkeeper, respectively, and the amount of $1,000 allocated to pay directors' fees of $250 per quarter each to Ms. Han Lombardi and director Michael Vardakis.

(2) Includes $30,000 allocated for the salary of Ms. Han Lombardi.
(3) Includes the estimated cost of sales brochures and other advertising materials.

(4) Allocated for the repayment of the promissory notes dated November 11, 1999, and June 12, 2002, from Han Logistics, as the maker, to Amee Han Lombardi, as the holder, in the aggregate principal amount of $11,000, due on demand and bearing interest at the rate of 10% per annum, and for the repayment of a $1,000 loan from Lombardi Research. The aggregate principal balance of these loans was $13,787 as of December 31, 2004. Accrued interest on the loans was $4,663 through December 31, 2004.

(5) Includes the estimated cost of utilities and postage and telephone expenses and the sums of $2,300 and $6,350 allocated for supplies in the event of the minimum and the maximum offering, respectively.

(6) Includes the sum of $1,200 allocated for insurance.

(7) See "PROPOSED BUSINESS OF HAN LOGISTICS - Facilities."

(8) See "PROPOSED BUSINESS OF HAN LOGISTICS - Proposed Services."

There is no commitment by any person to purchase any or all of the shares of common stock offered hereby and, therefore, there can be no assurance that the offering will be totally subscribed for the sale of at least the minimum 50,000 shares of common stock being offered.

Management is of the opinion that the proceeds from the offering will satisfy our cash requirements for at least the next year and that it will not be necessary, during that period, to raise additional funds to meet the expenditures required for operating our business. However, the proceeds of this offering that will be available to us for operating expenses are limited, in the case of the minimum offering especially. Because of this and our inability to specifically define our business plan at this time, management is incapable of predicting with any degree of specificity the nature or the amount of operating expenses that we will incur in the one-year period following the closing of this offering. The offering proceeds are expected to be inadequate to fully implement our proposed business plan. Accordingly, it is anticipated that our continued operation after the expiration of one year will be dependent upon our ability to obtain additional equity and/or debt financing, the availability of which cannot be assured. Since inception, our operations have been funded by the sale of shares of common stock to, and a loan from, Han Logistics' President in the amounts of $27,000 and $10,000, respectively. As of this date, we have no customers for our proposed logistical analysis, problem-solving and other logistics services and there is no assurance that we will be successful in obtaining customers in the future.

Pending expenditure of the proceeds of the offering substantially in the manner described above, we will make temporary investments in interest-bearing savings accounts, certificates of deposit, United States government obligations and/or money market instruments. We intend to take appropriate measures to insure that we do not inadvertently become an investment company subject to the requirements of the Investment Company Act of 1940. Accordingly, the investments that we will be capable of making using the proceeds of this offering will be limited in nature and with respect to the term of the investment.

                            PROPOSED BUSINESS
General

Han Logistics, Inc., is a development-stage corporation that was organized under the laws of the State of Nevada on July 1, 1999. We propose to commence operations in the rapidly growing logistical services industry by developing, marketing and delivering logistical analysis, problem-solving and other logistics services to prospective business customers. These potential customers include any company that utilizes systems and processes, such as customer service, purchasing, inventory control, transportation and warehousing, in the delivery of products and/or services to customers located anywhere in the world. Ms. Amee Han Lombardi, our President/Secretary/Treasurer, was a 2004 graduate of the logistics program at the University of Nevada, Reno, who completed a successful internship at Mars, Inc.-Kal Kan, Reno, Nevada and for four years was project coordinator, acting warehouse manager, acting shipping manager, acting materials manager, and project manager at Sierra Design Group, Reno, Nevada. While Ms. Han Lombardi's strengths in the field of logistics include project management, software evaluation and report administration and her area of specialty is customer service-driven sales, she also has experience in warehousing, purchasing, manufacturing, and transportation. Ms. Han Lombardi proposes to differentiate Han Logistics' proposed services from those of our competitors by (i) providing superior, state-of-the-art logistics services and solutions highly customized to suit the unique requirements of each customer's business and (ii) by emphasizing customer service as the focus of our business philosophy and marketing strategy. Our activities to date have been, primarily, organizational and fund raising in nature and, accordingly, we have no customers for our proposed services as of the date hereof. Further, our business plan is in the conceptual stage.

In July 1999 and November 1999, we received net proceeds in the amounts of $27,000 and $10,000 from the sale of 2,000,000 shares of common stock to, and a loan from, Ms. Amee Han Lombardi, the President/Secretary/Treasurer, a director and the sole shareholder of Han Logistics. Ms. Han Lombardi loaned us an additional $1,000 in June 2002. The principal balance of Ms. Han Lombardi's loans was $12,787 as of December 31, 2004. Accrued interest on the loans was $4,663 through December 31, 2004. For exemptions from registration in connection with the sale of the securities, we relied upon Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public securities offering and Section 90.530, subsection 11., of the Nevada Uniform Securities Act.

Except for applicable tax laws, rules and regulations, we are not aware of any existing or probable governmental rules or regulations relating to our proposed business of developing, marketing and delivering logistical analysis, problem-solving and other logistics services to prospective business customers.

Proposed Services

The services that we propose to develop, market and deliver include logistical analysis, problem-solving and other logistics services. In simplified terms, "logistics" involves ensuring that the right product (service), in the right quantity and condition, is delivered to the right customer, at the right place, time and cost. Accordingly, while the one basic service that any logistics service provider provides is logistical analysis, there are infinite variations in the specific logistical analysis services provided to a customer depending upon many factors, including, among others, the nature and price(s) of the customer's product(s) and/or service(s), the volume of the customer's business and the number and location of the customer's customers. The desired results of logistical analysis are, among others, an improvement in functioning, reduction in cost and other optimization of the customer's logistics systems, procedures and functions. Since the cost of logistics accounts for such a large portion of any company's total operating budget, a small percentage savings can have great impact on Han Logistics' profitability. Accordingly, many companies continuously monitor, evaluate and implement cost-saving logistical measures such as outsourcing to third party providers, or bringing in-house, various functions, including customer service, purchasing, inventory control, transportation and warehousing.
In Han Logistics' case, we have no customers as of the date hereof. Because of our small size and limited resources, our executive officers, who are the only Company employee as of the date hereof, will initially focus their efforts on obtaining a small number of customers located in Reno, Nevada, northern Nevada and/or eastern California. We will seek to provide these initial prospective customers with superior, state-of-the-art, highly customized services so as to obtain superior results and establish ongoing customer relationships. We will seek to obtain referrals through word-of-mouth from these initial relationships and utilize our initial performance record in our marketing strategy to commence building a larger customer base. Among the services that we propose to offer customers is (i) overall analysis of the customer's various logistical systems and functions, such as customer service, purchasing, inventory control, transportation and warehousing; (ii) recommendations for and/or implementation of improvements, modifications, cost reductions and/or other efficiencies in the performance of various of these systems and functions; (iii) recommendations for and/or implementation of outsourcing of functions to third parties where appropriate; (iv) consulting; and (v) specific problem-solving. We will not, like some logistics firms, specialize in any one area of the logistics industry. Rather, our executive officers and directors will seek to use their expertise and experience to make available to, and customize to the business and operations of, each customer all of the services aforementioned, including, but not limited to, overall analysis, recommendations, implementation and specific problem-solving.

We will charge each customer a fee for our services based upon, among other factors, the time necessitated in the performance of, and the difficulty of, the services. Purchasers of shares of common stock in this offering will have no opportunity to evaluate, or have a voice in the determination of, the selection of customers or fees charged for our proposed services. We intend, depending upon the success of our initial operations, to employ limited additional personnel with experience in the logistics business. While we will have working capital available to employ a limited number of additional employees, in addition to our executive officers, a marketing specialist and a part-time bookkeeper, in the event of the maximum offering, these funds may ultimately be allocated differently. Our continuation in business after the expiration of one year from the date of this offering and the employment of significant additional staff, will be dependent upon our achievement of significant profits from operations and/or obtaining significant capital in excess of that anticipated to be realized from this offering. Eventually, assuming our initial success, management plans to expand the scope of Han Logistics' services.

In order to ensure the performance of high quality, state-of-the-art, customized services, we will endeavor to follow specific procedures ourselves, double-checking crucial steps and benchmarking our services with those of competitors. Certain of the procedures that we intend to follow include: (i) prompt response to customers during, and availability to customers for emergencies after, business hours; (ii) provision of free, written estimates within approximately 72 hours; (iii) commencement of work within seven days following the receipt of a signed contract; (iv) completion of services undertaken without interruption; (v) use of the highest quality products and materials available; (vi) follow-up subsequent to the completion of each job to ensure customer satisfaction; and (vii) guarantee of satisfaction of the services performed. Additionally, we intend to evaluate and assess the nature, quality and timeliness of our services from time-to-time through surveys and other means in order to be responsive to changes in market conditions and customer demands and to be competitive with the services offered by competitors.

We have allocated $9,750 and $1,800 of the maximum net proceeds anticipated to be realized from this offering for the purchase of computers and the rental of office equipment, respectively. If only the minimum proceeds of the offering are received, we will operate as a home-based business from the residence of Ms. Amee Han Lombardi, our President/Secretary/Treasurer, and Ms. Han Lombardi will devote time and effort to Han Logistics on a part-time basis. In that event, rather than purchase or rent equipment, we will utilize computer and office equipment provided by Ms. Han Lombardi without charge to Han Logistics.

Strategy

Management believes that the logistics services industry, which we have determined to enter, has expanded rapidly in the past several years and that growth is expected to continue at a strong pace for the foreseeable future. This phenomenon presents an opportunity for a start-up company like us to enter the market. We believe that we can address, with highly customized, state-of-the-art services and solutions, including overall analysis and specific problem-solving, the needs of customers who seek guidance and assistance in optimizing their logistical functions. Additionally, we believe that we will be able to capitalize on the trend of companies to outsource less significant but vital functions and projects that they would not otherwise be able to implement. Rather than operate within the parameters of existing logistics methodologies, we propose to apply our talents creatively in the use of every possible resource to bring a fresh perspective to the analysis of customers' logistical systems and procedures and customize recommendations for improvements and solutions to problems. In this manner, we hope to achieve superior results and develop long lasting relationships with our customers. We intend to price our proposed services competitively, using the knowledge that our target market of smaller companies considers price or value as the most important criterion in its selection of a logistics services provider. Our future goal is not necessarily to be a logistics company large in size, but to be known for the performance of superior, highly customized services.

The one feature that we propose to distinguish our company from our competitors is customer service. We intend that Han Logistics be organized so as to be customer service-driven. In the future, we propose, assuming our initial success, to add personnel in the area of customer service and, if necessary, to cut expenses in other areas first. We believe that the fact that we are a very small, owner-operated company may allow us the flexibility to be more service oriented than our larger, more structured competitors. Our small size is expected to permit us to more quickly and effectively control and monitor the direction and effect of our decisions and actions. We intend to stress customer service as our strength in our marketing campaign and literature and build and maintain our reputation based upon our goal of providing the best and most highly customized services in the marketplace. Further, we intend to employ a great deal of flexibility, give employees a wide latitude and devote the necessary extra time and effort in the performance of logistical analysis, problem-solving and other logistics services so as to accommodate our customers' needs. Because we are a new company, we can hire employees with this service-oriented philosophy in mind and make certain that the employees integrate it in the performance of their responsibilities.

Marketing

The Market. As reported by the Council of Logistics Management, over $800 billion is spent annually in the United States on logistics. Also, according to the Council of Logistics Management, the amount spent on logistics worldwide is in excess of $1.4 trillion and will continue to increase as a result of the continued expansion of the "global marketplace." Further, the Council of Logistics Management reports that, because of the increasingly global marketplace, logistics-related expenditures worldwide have increased approximately 20% over the past decade and are expected to increase at this rate for the foreseeable future. Sales of logistics services have been relatively steady for the past five years and are not subject to significant cyclical or seasonal variation. In fact, effective logistics management becomes increasingly more important as the economy declines.

The most significant development in the marketplace, which is responsible for very strong growth in the logistics industry, is the ongoing trend by corporations to downsize and outsource logistics services such as customer service, purchasing, inventory control, transportation and warehousing. Much of the recent growth is the result of outsourcing of one or more of the foregoing services by companies that have not previously done so. Accordingly, these companies have no existing relationship with a logistics service provider and start-up companies, such as Han Logistics, have the potential to obtain the business. As a result, it is possible for new companies, including Han Logistics, entering the logistics services business to generate significant revenue from new customers without taking customers away from existing competitors. Because of this phenomenon, we believe that growth in the logistics industry will continue unabated for the foreseeable future. Another important trend is the increasing overseas market for logistics services resulting, principally, from the globalization of the operations of United States companies. According to the Council of Logistics Management, United States logistics service providers providing logistics services to overseas companies are experiencing rapid growth rates, which are expected to continue in the future.

While there are obvious differences among logistics service providers with regard to features, pricing and other factors, the logistics services market, for the most part, remains free from segmentation. That is, competitors are, generally speaking, all competing for the same customer and each logistics service provider seeks to provide, without significant differentiation or variation, the same general types of functions and services. Despite the fact that companies offering logistics services market themselves based upon real and purported competitive differences, virtually all firms compete in the same marketplace for the same customers.

Our target market is, theoretically, any corporation or other entity involved in the universal thread or "pipeline" of planning and coordinating the manufacture, sale and/or delivery to customers anywhere in the world of products and/or services. However, because of our small size and developmental stage, the companies initially targeted by us as candidates for our logistics services will satisfy the following criteria: (i) gross revenues from $-0- (start-up companies) to $200 million; (ii) two to 150 employees; and (iii) operations in manufacturing, warehousing, distribution and/or retail and/or wholesale sales, including electronic commerce. These companies are expected to be relatively new or growing firms and both privately- and publicly-held. Further, our initial target market will be limited, generally, to companies located in the Reno, Nevada, metropolitan area, northern Nevada and/or eastern California. Ms. Amee Han Lombardi, our executive officer and director, has lived and worked in the Reno, Nevada, area for the past approximately 12 years, and, accordingly, are familiar with the facilities and amenities in the surrounding area. Long-term, management plans to expand Han Logistics' target market to include nationally and internationally-based companies.

Marketing Strategy. Our prospective customers are expected to respond most favorably to a marketing campaign involving the steps described below. Initially, we would provide a prospective customer with printed literature, such as a sales brochure, for review. Next, we would contact the targeted company by telephone and, thereafter, make a personal presentation describing our proposed services in detail. Finally, we would follow up our personal presentation with contact, by telephone, by mail, in person or otherwise, over a period of several weeks during which the prospective customer considers and/or discusses with others the decision whether to retain our services. If our target company was a large corporation or business, which is not expected initially, we could expect to deal with the Vice President for logistics or the Controller as the primary decision-maker, whose support would be crucial to our employment. However, we could not ignore department managers or others who might have influence over, or the ability to veto, the hiring decision. Upon completion of the performance of services for any customer, we would follow up with surveys and otherwise take advantage of opportunities for feedback to ensure customer satisfaction.

We have allocated the sums of $4,780 (10.11%) and $29,890 (12.08%), out of the minimum and the maximum proceeds anticipated, without assurance, to be received from this offering, respectively, for the cost of sales brochures and other advertising materials. Additionally, the sum of $4,000 has been allocated to employ a marketing specialist on a per project basis. We anticipate that our very limited finances and other resources may be a determinative factor in the decision of any prospective employee as to whether to become employed by Han Logistics. We intend to rely upon the judgment and conclusions of Ms. Amee Han Lombardi, our President/Secretary/Treasurer, based solely upon her knowledge and prior limited business experience, relative to Han Logistics' needs for marketing expertise, until the time, if ever, that we are successful in attracting and employing the per project marketing specialist initially proposed and/or other capable marketing and customer support personnel.

The fact that a corporation or other entity was affiliated with us or an equity interest in Han Logistics was owned by one or more of our executive officers, directors and/or controlling shareholders, would not disqualify the company from consideration as a potential customer. In order to minimize conflicts of interest, we have adopted in our minutes a policy that any contracts or other transactions with entities of which our officers, directors and/or controlling shareholders are also directors or officers, or in which they have a financial interest, will be approved by a majority of the disinterested members of the Board of Directors or will be fair and reasonable, but that none of these transactions by Han Logistics shall be affected or invalidated solely because of the relationship or interest of directors or officers. Nevertheless, in an instance where a disinterested majority of the members of the Board of Directors is unavailable to approve a transaction with an affiliated or related party, Han Logistics, pursuant to action of the Board of Directors, requires that the transaction be deemed to be fair and reasonable in order to be a valid, enforceable obligation.

Advertising. We plan to use direct mail to reach potential customers. We propose to target our mailings, including an information/sales brochure, a letter of introduction and a description of our proposed services customized for the targeted customer's business, to manufacturing, warehousing, sales and customer service and distributions firms whose identities we expect to obtain from telephone directories, the chamber of commerce and others.

Competition

We are expected to be an insignificant participant in the logistics services business for the foreseeable future. Our competition consists of a myriad of companies currently engaged in the business of providing logistics services nationally and internationally. All of these companies seek to satisfy the need for efficiencies and cost reductions in the product and/or service manufacturing, marketing and delivery processes and solutions to logistics complexities and difficulties created, in part, by the increasing globalization of commerce, including electronic commerce. The primary factor considered by larger customers in selecting a logistics service provider is believed to be performance, as emphasized in the advertising, press releases and marketing efforts of most logistics service providers, especially the larger companies. We believe that smaller companies consider price or value to be the most important competitive factor, with performance also being an important consideration. Our target market will be the smaller companies. Accordingly, we expect to compete on the basis of price (or the value to the customer of the services performed) and, to a lesser extent, on the basis of our reputation among customers as a quality provider of logistical analysis, problem-solving and support services and our locality of operation.

Competition in the logistics business is also limited by locality. That is, despite globalization of commerce, customers remain reluctant to utilize the services of a logistics service provider based in a distant location and tend to prefer a provider whose business is specifically focused in the customer's region of operation. We attribute this phenomenon to the dynamic nature of the customer's business, thus requiring expeditious solutions to rapidly changing needs. This phenomenon also encourages us to believe that Han Logistics may be able fill a niche in northern Nevada and eastern California where it is believed that no one competitor dominates. We base this claim upon the relative size of the logistics service providers operating in this area because most of these companies are privately-held and accurate information on their sales is unavailable. In our Reno, Nevada, locality, our primary competitors are expected to be the logistics departments of our prospective customers themselves. We believe, however, that we will be able to compete by capitalizing on the trend of companies to out-source less significant but vital functions and projects that they would not otherwise be able to implement. Our indirect competitors are expected to be much larger, full-service logistics firms located outside northern Nevada, including, primarily, warehousing and distribution companies uninterested and unavailable for the smaller and short-term projects we may pursue. However, these much larger, full-service logistics firms are prospective sources for customers to the extent that they out-source their overflow work.
A less important, but also critical, factor than location in the selection of a logistics service provider is the provider's specialty of function, if any. When this factor is an important component in the customer's selection of a logistics service provider, the degree of competition varies widely depending of the area of specialization. Overall, competition is most intense for the business of the larger manufacturing and distribution firms and less intense for smaller accounts that typically require a high degree of customization in the logistics services required. Accordingly, in order to obtain customers, it is important for us to, (i) most importantly, price our services competitively, taking into consideration our small size, limited resources and developmental stage of operation; (ii) secondarily, develop a record demonstrating satisfactory and, if possible, superior, performance at the earliest possible time; and (iii) focus on customers whose operations are based in our own locality, i.e., Reno, Nevada, northern Nevada and/or eastern California. In this latter regard, we intend to cultivate relationships in the Reno, Nevada, business community through the University of Nevada, Reno, logistics program and otherwise, so as to develop the local goodwill important to customers in their selection of a logistics service provider.

Many of the companies and other organizations with which we will be in competition are established and have far greater financial resources, substantially greater experience and larger staffs than we do. Additionally, many of these organizations have proven operating histories, which we lack. We expect to face strong competition from both the well-established companies and small independent companies like ourselves. To the extent that we become dependent on one or a few clients, the termination of these relationships could adversely affect our ability to continue as a viable enterprise. In addition, our proposed business may be subject to decline because of generally increasing costs and expenses of doing business, thus further increasing anticipated competition. It is anticipated that there may be significant technological advances in the future and we may not have adequate creative management and resources to enable us to take advantage of these advances. The effects of any of these technological advances on us, therefore, cannot be presently determined. We believe, to the extent that we have funds available, that we will be capable of competing effectively with our competitors. However, because of our minimal capital, even after the successful completion of this offering, we expect to be at a competitive disadvantage in our endeavor to provide cost-effective logistical analysis services, achieve rapid problem-solving capability and provide in-depth solutions to logistics difficulties and complexities. Further, we cannot assume that we will be successful in achieving profitable operations through our proposed business of providing logistics services and solutions.

Employees and Consultants

Han Logistics has had no full-time employees since the company's organization. Ms. Amee Han Lombardi, our executive officer and director, and Kathleen M. Kennedy, a former executive officer and director, have served as the only part-time employees of Han Logistics since our inception. Except for directors fees in the amount of $250 paid quarterly to each of Mesdames Han Lombardi and Kennedy through September 30, 2001, no cash compensation has been awarded to, earned by or paid to either individual for all services rendered in all capacities to Han Logistics since our organization on July 1, 1999. However, on July 1, 1999, we issued Ms. Han Lombardi, our President, Secretary and Treasurer, 2,000,000 shares of common stock in consideration for the sum of $27,000 in cash ($.0135 per share). The sum of $1,000, out of the minimum proceeds anticipated, without assurance, to be received from this offering, has been allocated to pay directors' fees of $250 per quarter to Ms. Han Lombardi and Mr. Vardakis. In addition to these directors' fees, the amount of $30,000, out of the maximum anticipated offering proceeds, have been allocated for the salary of Ms. Han Lombardi. We anticipate that, at such time, if ever, as our financial position permits, assuming that we are successful in raising additional funds through equity and/or debt financing and/or generating a sufficient level of revenue from operations, Ms, Han Lombardi and any other executive officers and/or directors of Han Logistics will receive reasonable salaries and other appropriate compensation, such as bonuses, coverage under medical and/or life insurance benefits plans and participation in stock option and/or other profit sharing or pension plans, for services as our executive officers and may receive additional fees for their attendance at meetings of the Board of Directors. Further, we may pay consulting fees to persons who perform services for us, although we have no present plans to do so.

Facilities

Han Logistics maintains its offices pursuant to a verbal arrangement rent-free at the residence of Ms. Amee Han Lombardi, President/Secretary/Treasurer and a director of Han Logistics, located at 5925 Starcrest Avenue , Reno, Nevada, 89523. We anticipate the continued utilization of these facilities on a rent-free basis until the time, if ever, that we consummate the sale of the maximum 250,000 shares of common stock being offered hereby. The sum of $14,400, out of the maximum proceeds anticipated to be received from this offering, has been allocated for the rental of office space from an unaffiliated third party. In the event of the maximum offering, which is not assured, we expect to have no difficulty in locating office space suitable for our purposes in Reno, Nevada, which is rentable at the aforementioned rate. Han Logistics' present office arrangement, which is expected to be adequate to meet our needs for the foreseeable future, has been valued by management at a nominal value and, accordingly, does not impact the accompanying Financial Statements of Han Logistics. Han Logistics' telephone and facsimile number is (775) 787-7483.

Legal Proceedings

We know of no legal proceedings to which Han Logistics is a party or to which any of the property of Han Logistics is the subject, which are pending, threatened or contemplated or any unsatisfied judgments against Han Logistics.

                       PLAN OF OPERATION

Plan of Operation

We propose to develop, market and deliver logistical analysis, problem-solving and other logistics services to business customers. Han Logistics is in the development stage and, to date, management has devoted substantially all of their time and effort to organizational and financing matters. Through the date hereof, we have not yet generated service revenue and we have realized a net loss from operations. For the year ended December 31, 2004, and the period from inception through December 31, 2004, we had revenues of $5,681 and $10,681, respectively, and net losses of $(6,438) and $(50,345), respectively, or $(0.01) and $(0.02), respectively, per share. Operating expenses for the year ended December 31, 2004, and the period from inception through December 31, 2004, including offering costs, representing the legal fees and expenses of this offering, of $10,701 and $55,636, respectively. If this offering is successful, we expect that the offering proceeds will satisfy our cash requirements for at least the next year and that it will not be necessary, during that period, to raise additional funds to meet the expenditures required for operating our business. We will employ a marketing specialist on a per project basis and a part-time bookkeeper with $9,000 of the anticipated offering proceeds. In the event of the maximum offering, we will move our offices from the residence of our President, purchase certain computer equipment and rent certain office equipment. We do not anticipate the performance of any research and development during the next twelve months.

There can be no assurance that we will achieve commercial acceptance for any of our proposed logistics services in the future; that future service revenue will materialize or be significant; that any sales will be profitable; or that we will have sufficient funds available for further development of our proposed services. The likelihood of our success will also depend upon our ability to raise additional capital from equity and/or debt financing to overcome the problems and risks described herein; to absorb the expenses and delays frequently encountered in the operation of a new business; and to succeed in the competitive environment in which we will operate. Although management intends to explore all available alternatives for equity and/or debt financing, including, but not limited to, private and public securities offerings, there can be no assurance that we will be able to generate additional capital. Our continuation as a going concern is dependent on our ability to generate sufficient cash flow to meet our obligations on a timely basis and, ultimately, to achieve profitability.

Financial Condition, Capital Resources and Liquidity

As of December 31, 2004, we had total cash assets of $825. We had total current liabilities of $25,745 and working capital and stockholders' deficit of $(23,345) as of December 31, 2004. Deficits accumulated during the development stage totaled $(50,345). We have presented Han Logistics' financial statements on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. However, we have noted that Han Logistics has been in the development stage since its inception on July 1, 1999; realization of a major portion of the assets is dependent upon Han Logistics' ability to meet its future financing requirements; and the success of future operations is not assured. These factors raise substantial doubt about our ability to continue as a going concern. Our future success will be dependent upon our ability to provide effective and competitive logistical analysis, problem-solving and other logistics services that meet customers' changing requirements. Should Han Logistics' efforts to raise additional capital through equity and/or debt financing fail, Ms. Amee Han Lombardi, our President/Secretary/Treasurer, is expected to provide the necessary working capital so as to permit Han Logistics to continue as a going concern. While Ms. Han Lombardi has the capacity to fund Han Logistics at least until the company receives the proceeds from this offering, she has no obligation to do so.

                          MANAGEMENT

Executive Officers and Directors

Our executive officers and directors are as follows:

       Name                     Age                         Title
---------------------           ---       ------------------------------------
Amee Han Lombardi*               33       President, Secretary, Treasurer and
                                          Director

Michael Vardakis                 39       Director
---------------------

*The above-named persons may be deemed to be our "parents" and "promoters," as those terms are defined in the General Rules and Regulations under the Securities Act of 1933, as amended.

General

Our directors are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Our executive officers are elected by the Board of Directors and hold office until resignation or removal by the Board of Directors. Ms. Amee Han Lombardi expects to devote approximately 85% of her time and effort to the business and affairs of Han Logistics. Set forth below under "Business Experience" is a description of the business experience of our executive officer and director. Except as otherwise indicated below, all organizations with which each executive officer and director is or has been previously employed, affiliated or otherwise associated, are not affiliated with us.

Family Relationships

There is no family relationships between Amee Han Lombardi and Michael
Vardakis.

Business Experience

Amee Han Lombardi has served as the President, the Treasurer and a director of
Han Logistics since its inception on July 1, 1999.   She is currently our
executive officer and a director. From July 2000 to May 2004, she was employed by Sierra Design Group, a gaming engineering firm based in Reno, Nevada, as a project coordinator, acting warehouse manager, acting shipping manager, acting materials manager, and project manager. Ms. Han Lombardi graduated from the University of Nevada, Reno, Nevada, majoring in logistics management, in December 2004. She completed a logistics internship with Mars, Inc. - Kal Kan, Reno, Nevada, during which she researched and analyzed the optimal utilization of logistics technicians; wrote ISO-9000 compliant procedures manuals for several positions; developed applied software capable of consolidating technician duties and reduced man hours; and made software revisions, situationally adapted software, revised key personnel duties and made various other recommendations. She was employed, from June 1997 through June 1999, by United Blood Services, Reno, Nevada, as a Senior Donor Care Specialist, with responsibility for the determination of donor eligibility based upon Federal guidelines; the administration of post-donation care; and the leadership of a special projects team engaged in maximizing efficiency and scope in the utilization of resources. From October 1992 through March 1997, Ms. Han Lombardi was employed in the position of Senior Customer Service Agent by the Eldorado Hotel and Casino, Reno, Nevada. In this position, she was responsible for customer service and development and the training of all departmental new hires. She was employed, from April 1991 through May 1992, by Sheraton Worldwide Reservations, Austin, Texas, as a Reservations Agent with responsibility for a database of over 500 properties. Ms. Han Lombardi attended the University of Texas, Austin, Texas, from September 1987 through May 1992.

Michael Vardakis, age 39, has served as director of our Company since January, 2005. Mr. Vardakis has also served as President and Treasurer of Syntony Group, Inc. since March 20, 2003. Mr. Vardakis has served as the Secretary and a director since August 9, 2001, and Treasurer since August 28, 2001, of Asyst Corporation, a publicly-held company and a "reporting issuer" under the Exchange Act, until his resignation from all of these positions in February, 2004. Mr. Vardakis is also presently serving as the President and a director of Gulf & Orient Steamship Company, Ltd., a non-reporting publicly-held company, since March 6, 2003. Since 1991, he has been employed as a salesman, and served as the Secretary, for AAA Jewelry & Loan, Inc. ("AAA Jewelry & Loan"), of Salt Lake City, Utah, a closely-held pawn brokerage business managed and co-owned by Terry S. Pantelakis, Mr. Vardakis' father-in-law. Since 1994, Mr. Vardakis has served as an executive officer, a director and a controlling shareholder of Michael Angelo Jewelers, Inc. ("Michael Angelo Jewelers"), Salt Lake City, Utah, a closely-held retail jewelry business that he founded together with Angelo Vardakis, his brother. He has been a manager and a 50% owner of M.N.V. Holdings, LLC, Salt Lake City, Utah, a real estate holding company; from July, 1997 until April, 2002, Mr. Vardakis served as President and a director of Pawnbrokers Exchange, Inc., a "reporting issuer" under the Exchange Act, until 2001; and since November, 1997, Mr. Vardakis has been a manager and a member of M.H.A., LLC, Salt Lake City, Utah, a closely-held investment company co-owned together with his brother, Angelo Vardakis, among others. Since June 1996, Mr. Vardakis has served as a director and a controlling shareholder of TMV Holdings, Inc. ("TMV Holdings"), Sparks, Nevada, privately-held investment company that he co-owns with Vincent Lombardi. He has also been a manager and a member of two Salt Lake City, Utah, real estate holding companies, V Financial, LLC, and BNO, LLC, since December 1999 and January 1997, respectively. He attended the University of Utah, Salt Lake City, Utah, from 1983 through 1984.

Executive Compensation

The following table sets forth information concerning the compensation of the executive officers of Han Logistics for the three most recent calendar years, including the dollar value of base salary (cash and non-cash) earned during these calendar years, and the sum of the number of securities underlying stock options granted, with or without tandem SARs, and the number of freestanding SARs.

                  SUMMARY COMPENSATION TABLE

                        SUMMARY COMPENSATION TABLE
                                       Long Term Compensation
                 Annual Compensation     Awards          Payouts

(a)         (b)      (c)     (d)     (e)       (f)    (g)       (h)    (i)
                                                      Secur-
                                     Other            ities            All
Name and   Year or                   Annual   Rest-   Under-    LTIP   Other
Principal  Period   Salary  Bonus    Compen-  ricted  lying     Pay-   Comp-
Position   Ended     ($)    ($)      sat'n    Stock   Options   outs   ensat'n
------------------------------------------------------------------------------
Amee     12/31/04     0     0        0         0      0         0       0
Han      12/31/03     0     0        0         0      0         0       0
Lombardi 12/31/02     0     0        0         0      0         0       0
President,
Secretary,
Treasurer
Director

Michael  12/31/04     0     0        0         0      0         0       0
Vardakis 12/31/03     0     0        0         0      0         0       0
Director 12/31/02     0     0        0         0      0         0       0

Kathleen 12/31/04     0     0        0         0      0         0       0
M.       12/31/03     0     0        0         0      0         0       0
Kennedy  12/31/02     0     0        0         0      0         0       0
Former VP,
Secretary
and Director

Ms. Amee Han Lombardi our executive officer and director, and Ms. Kathleen Kennedy, a former executive officer and director, have served as part-time employees of Han Logistics. Except for directors' fees in the amount of $250 paid quarterly to each of Mesdames Han Lombardi and Kennedy through September 30, 2001, no cash compensation has been awarded to, earned by or paid to either individual for all services rendered in all capacities to Han Logistics since our organization on July 1, 1999. However, on July 1, 1999, we issued and sold to Ms. Han Lombardi, our President and Treasurer, 2,000,000 shares of common stock in consideration for the sum of $27,000 in cash ($.0135 per share). Further, the sum of $1,000, out of the proceeds anticipated, without assurance, to be received from this offering, has been allocated to pay directors' fees of $250 per quarter to each Ms. Han Lombardi and Vardakis. In addition to these directors' fees, the amounts of $30,000, out of the maximum anticipated offering proceeds, have been allocated for the salary of Ms. Han Lombardi. However, we anticipate that, at the time, if ever, that our financial position permits, Ms. Han Lombardi and Mr. Vardakis and any other executive officers and/or directors of Han Logistics will receive reasonable salaries and other appropriate compensation, such as bonuses, coverage under medical and/or life insurance benefits plans and participation in stock option and/or other profit sharing or pension plans, for services as executive officers of Han Logistics.

Neither of our executive officers or directors holds any option to purchase any securities of Han Logistics. In the future, we may offer stock options to employees, non-employee members of the Board of Directors and consultants; however, we have not proposed or adopted any stock option plan; and no options have been granted as of the date hereof. We have no retirement, pension, profit sharing, insurance, medical reimbursement or any other executive incentive or other programs or benefits covering our executive officers and/or directors, and we do not contemplate implementing any of these plans at this time.

Under Nevada law and pursuant to our Articles of Incorporation, we may indemnify our officers and directors for various expenses and damages resulting from their acting in this capacity. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers or directors of Han Logistics pursuant to those provisions, we have been informed by our counsel that, in the opinion of the U.S. Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. Compensation of Directors

Our standard arrangement to pay our directors the sum of $250 per quarter as directors' fees for their services as directors was terminated at the end of the quarter ended September 30, 2001. This arrangement will not be recommenced until the conclusion of this offering.

Employment Agreements

We have no employment agreement with Ms. Amee Han Lombardi, our sole executive officer. We may enter employment agreements with Ms. Han Lombardi and/or future executive officers of Han Logistics after the completion of this offering.

Indemnification

Han Logistics' Articles of Incorporation provide for the indemnification of officers, directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against these persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which the persons shall be determined not to have acted in good faith and in the best interests of Han Logistics. With respect to matters as to which Han Logistics' officers, directors and others are determined to be liable for misconduct or negligence, including gross negligence, in the performance of their duties to Han Logistics, our Articles of Incorporation provide for indemnification only to the extent that the court in which the action or suit is brought determines that the person is fairly and reasonably entitled to indemnification for those expenses that the court deems proper.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors or persons controlling Han Logistics pursuant to the foregoing, we have been informed that, in the opinion of the United States Securities and Exchange Commission, that indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Conflicts of Interest

Ms. Han Lombardi and Mr. Vardakis may in the future be employed by or otherwise associated with other companies involved in a range of business activities. In addition, both of our executive officers and directors are or may become, in their individual capacities, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses that may in the future engage in various transactions with Han Logistics. Conflicts of interest and transactions that are not at arm's-length may arise in the future because our executive officers and directors are involved in the management of any company that transacts business with us. Potential conflicts of interest, including time, effort and corporate opportunity, are involved in the participation by our executive officers and directors in other business entities and in transactions with Han Logistics. Ms. Han Lombardi and Mr. Vardakis have agreed, during any period in which they serve as our executive officers or directors, that they will not act as an officer or director of any other company, whether private or public, engaged in any aspect of our proposed business of providing logistics services.
In minutes, we have adopted a policy that any contracts or other transactions with directors, officers and entities of which they are also directors or officers, or in which they have a financial interest, will be approved by a majority of the disinterested members of the Board of Directors or will be fair and reasonable to us, but that no such transactions by Han Logistics shall be affected or invalidated solely because of the relationship or interest of directors or officers. In addition, common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof that approves such a transaction. Our policy with respect to conflicts of interest involving directors, officers and their affiliates is consistent with Nevada law regarding the fiduciary duty of these persons to a corporation and its shareholders when engaged in interested transactions with the corporation. Generally, subject to the "business judgment rule," pursuant to which courts hesitate to interfere with the internal management of a corporation provided a fairly minimal degree of care has been exercised by the management in carrying out its responsibilities, directors, officers, controlling shareholders and other affiliates of a corporation owe duties of care and loyalty to the corporation that override their own self-interests in dealings with the corporation. Transactions between Han Logistics and an affiliated party, if approved by a disinterested majority of the directors or by the shareholders, or if deemed to be fair to us, would be enforceable, valid obligations of Han Logistics.

                    PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of the date of this Prospectus and as adjusted to reflect the sale of the shares of common stock offered hereby, by each shareholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, each director and executive officer and all executive officers and directors as a group. Ms. Amee Han Lombardi, our sole shareholder, has sole voting and investment power with respect to the shares she beneficially owns.

                                                  Percent of Class
                                   -------------------------------------------
                       Shares                            After Offering
Name and Address of  Beneficially  Before
Beneficial Owner       Owned (1)   Offering         Minimum      Maximum
------------------------------------------------------------------------------
Amee Han Lombardi (2) 2,000,000   100.00%            97.6%          88.9%
5925 Starcrest Ave.
Reno, Nevada  89523

Michael Vardakis (2)        -0-     0.00%             0.00%          0.00%
601 South State
Salt Lake City, Utah
84111

All Executive
Officers and
Directors of
Han Logistics         2,000,000   100.00%            97.6%          88.9%
as a Group (Two
Persons)
-------------------

     (1) Based upon 2,000,000 shares of our common stock issued and outstanding as of the date hereof.

     (2) Executive officer and member of the Board of Directors of Han Logistics.


                     CERTAIN TRANSACTIONS

On July 1, 1999, we issued and sold an aggregate of 2,000,000 shares of common stock to Ms. Amee Han Lombardi, our President, Secretary and Treasurer, in consideration for the sum of $27,000 in cash.

On November 11, 1999, and June 12, 2002, Ms. Han Lombardi loaned the sums of $10,000 and $1,000, respectively, to Han Logistics. The loans are evidenced by the promissory notes dated November 11, 1999, and June 12, 2002, due on demand, in the principal amounts of $10,000 and $1,000, respectively, bearing interest at the rate of ten per cent per annum. As of December 31, 2004, the aggregate principal balance of the promissory notes was $12,787, after we made a payment of interest and principal against the principal amount of the loan and accrued interest. Accrued interest on the loans was $4,663 through December 31, 2004. Ms. Han Lombardi intends to demand re-payment of the loan balance upon the closing of this offering for the sale of the minimum number of shares of common stock being offered by this prospectus.

During the calendar year ended December 31, 2004, an entity that may be deemed to be controlled by Ms. Han Lombardi's husband loaned $1,000 to Han Logistics. This debt is convertible into shares of Han Logistics' common stock at the rate of $0.10 per share.

Ms. Han Lombardi provides office space, located at 5925 Starcrest Ave., Reno, Nevada 89523, to Han Logistics rent-free. Management deems the value of the office space to be nominal and, accordingly, this rental arrangement has no impact on Han Logistics' Financial Statements that commence on page F-1 hereof.

Because of her present management position with, organizational efforts on behalf of and percentage share ownership in, Han Logistics, Ms. Amee Han Lombardi, the President, Secretary, Treasurer and a director of Han Logistics, may be deemed to be a "parent" and "promoter" of Han Logistics, as those terms are defined in the Securities Act of 1933, as amended, and the applicable Rules and Regulations thereunder. Because of the above-described relationships, transactions between Han Logistics and our President/Secretary/Treasurer, director and sole shareholder, such as the sale of Han Logistics' common stock to Ms. Han Lombardi as described above, should not be considered the result of arm's-length negotiations.

                       PLAN OF OFFERING

We are offering to the public, through our executive officers and directors pursuant to the exemption for an associated person of an issuer of securities deemed not to be a broker pursuant to Regulation ss.240.3a4-1 under the Securities Exchange Act of 1934, 250,000 shares of common stock on a "$50,000 minimum - $250,000 maximum" basis at a purchase price of $1.00 per share. This offering is a self-underwritten offering and, accordingly, is not being conducted by a broker-dealer that is a member of, and subject to the Conduct Rules regarding securities distributions promulgated by, the National Association of Securities Dealers, Inc. Accordingly, investors in the shares of common stock being offered hereby will not be afforded the protections of certain of the NASD Conduct Rules applicable only to broker-dealers that are members of the NASD. We will use our best efforts to find purchasers for the shares offered hereby within a period of 90 days from the date of the prospectus, subject to an extension for an additional period not to exceed 90 days. If we are unable to sell at least 50,000 shares of common stock within the offering period, then the offering will terminate and the escrow agent will promptly refund all funds to the subscribers in full, without interest or deduction for expenses relating to the offering. The escrow agent will also promptly refund all funds in full to the subscribers in the event that we elect to terminate the offering before it terminates because of our inability to sell at least 50,000 shares of common stock within 90 days from the date of this prospectus, or a 90-day extension.

We plan to register this offering in the State of New York. No offers of our common stock have been made prior to the date of this prospectus and offers will be made only with the prospectus. Further, no funds have or will be committed or paid prior to effectiveness of the registration statement of which this prospectus forms a part.

We will promptly transmit all funds received during the offering period, pursuant to the terms of the fund escrow agreement dated July 3, 2001, to FirstBank of Littleton, Littleton, Colorado. The funds maintained in escrow will not be subject to our creditors or expended for the expenses of this offering. Until the time that the funds have been released from escrow and the shares of common stock delivered to the purchasers thereof, the purchasers, if any, will be deemed subscribers for the shares of common stock, and not our shareholders. The funds in escrow will be held for the benefit of those subscribers until released to Han Logistics or refunded to the subscribers; who will not receive stock certificates unless and until the funds are released to Han Logistics from escrow. During the escrow period, subscribers will have no right to demand the return of their subscriptions.

After 50,000 shares of common stock have been sold, the offering will continue, but without any refund or escrow provisions, until all 250,000 shares of common stock offered are sold, until ninety days (or 180 days if the offering period is extended) from the date of this Prospectus or until we terminate the offering, whichever event shall occur first. There are no arrangements for the refund of the proceeds that may be received from the sale of any shares of common stock in addition to the first 50,000 shares sold. We may terminate the offering at any time prior to the closing if the sale, payment for or delivery of the common stock is rendered impractical or inadvisable for any reason.

Ms. Amee Han Lombardi, President/Secretary/Treasurer, a director and the sole shareholder of the Company, intends to take affirmative steps at some time in the future prior to the closing of this offering for the sale of at least 50,000 shares of common stock, to request or encourage a broker-dealer(s) to act as a market maker for the common stock. Ms. Han Lombardi has not yet determined the exact manner in which she will contact prospective market makers, but she presently contemplates that her efforts may include inquiries by telephone and mail. We intend to use the services of a consultant(s) to obtain market makers only if Ms. Han Lombardi's efforts fail. We cannot be certain that Ms. Han Lombardi's efforts, or the efforts of any consultant(s), would be successful. To date, there have been no preliminary discussions or understandings between us or anyone acting on our behalf and any market maker regarding participation in a future trading market for our common stock.

                   DESCRIPTION OF SECURITIES

Description of Capital Stock

Our authorized capital stock consists of 50,000,000 shares of common stock. We currently have one shareholder of record, our President/Treasurer, of our 2,000,000 outstanding shares of common stock. These shares of common stock became eligible for resale in the public market pursuant to Rule 144 commencing in July 2000. However, if the shares are sold for the account of an affiliate of Han Logistics, Rule 144(e) provides that the amount of securities sold, together with all sales of restricted and other securities of the same class for the account of the seller within the preceding three months, cannot exceed the greater of:

* One per cent of the shares outstanding as shown by the company's most recent report or published statement; or

* The average weekly reported volume of trading in the securities reported on all national stock exchanges and/or through the NASDAQ system during the four calendar weeks preceding the filing of notice required by paragraph (h) of Rule 144, or if no such notice is required the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker.

Description of Common Stock

All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and nonassessable shares. Cumulative voting in the election of directors is not permitted; which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of liquidation of Han Logistics, each shareholder is entitled to receive a proportionate share of Han Logistics' assets available for distribution to shareholders after the payment of liabilities. All shares of our common stock issued and outstanding are fully-paid and nonassessable and the shares offered hereby, when issued, will be fully-paid and nonassessable. There is no provision in our Articles of Incorporation for the modification of rights of shareholders other than by a vote of at least a majority of shares outstanding, voting as a class. There is no provision of our Articles of Incorporation or Bylaws that could have the effect of delaying, deferring or preventing a change in control of Han Logistics.

There currently is no public trading market for our shares of common stock. Our common stock will be traded, if at all, in the "pink sheets" maintained by members of the National Association of Securities Dealers, Inc., and possibly on the electronic Bulletin Board. We will not satisfy the requirements either for being quoted on the National Association of Securities Dealers' Automated Quotations System or for listing on any national securities exchange. Accordingly, until we qualify for NASDAQ or listing on an exchange, any trading market that may develop for the common stock is not expected to qualify as an "established trading market" as that term is defined in Securities and Exchange Commission regulations, and is expected to be substantially illiquid. Further, if a secondary trading market develops in our common stock, the common stock is expected to come within the meaning of the term "penny stock" under 17 CFR 240.3a51-1 because the shares are issued by a small company; are low-priced (under five dollars); and are not traded on NASDAQ or on a national stock exchange. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 requires additional disclosure, related to the market for penny stocks and for trades in any stock defined as a penny stock. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 requires a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. Additionally, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. For so long as our common stock is considered penny stock, the penny stock regulations can be expected to have an adverse effect on the liquidity of the common stock in the secondary market, if any, which develops.

Dividend Policy. Holders of shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by the Board of Directors out of funds legally available therefor. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and the financial condition of Han Logistics.

Transfer Agent

We have not yet retained a transfer agent for our common stock.

                         LEGAL MATTERS

Branden T. Burningham, Esq., 455 East 500 South, Suite #205, Salt Lake City, Utah 84111, will pass upon certain legal matters in connection with the validity of the issuance of the shares of common stock.

                            EXPERTS

Mantyla, McReynolds & Associates, independent certified public accountant, has audited the Financial Statements of Han Logistics, for the periods and to the extent set forth in its report, which are included herein in reliance upon the authority of said firm as an expert in accounting and auditing.

                       Han Logistics, Inc.
                  [A Development Stage Company]

                       FINANCIAL STATEMENTS

                        December 31, 2004

  [WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM]

                       Han Logistics, Inc.
                  [A Development Stage Company]

                        TABLE OF CONTENTS


                                                                       Page

Report of Independent Registered Public Accounting Firm                  1

Balance Sheet   December 31, 2004                                        2

Statements of Operations for the years ended December 31, 2004 and
2003, and for the period from Inception [July 1, 1999] through
December 31, 2004                                                        3

Statements of Stockholders' Deficit for the years ended December 31,
2004 and 2003, and for the period from Inception [July 1, 1999]
through December 31, 2004                                                4

Statements of Cash Flows for the years ended December 31, 2004 and
2003, and for the period from Inception [July 1, 1999] through
December 31, 2004                                                        5

Notes to Financial Statements                                        6 - 8

     Report of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
Han Logistics, Inc.[a development stage company]:


We have audited the accompanying balance sheet of Han Logistics, Inc. [a development stage company] as of December 31, 2004, and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2004 and 2003, and for the period from inception [July 1, 1999] through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Han Logistics, Inc. [a development stage company] as of December 31, 2004, and the results of its operations and cash flows for the years ended December 31, 2004 and 2003, and for the period from inception [July 1, 1999] through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Han Logistics, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has accumulated losses from operations and has minimal assets which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

/s/Mantyla McReynolds
Mantyla McReynolds
Salt Lake City, Utah
March 15, 2005

                             Han Logistics, Inc.
                       [A Development Stage Company]
                                Balance Sheet
                              December 31, 2004


                              ASSETS

Current Assets
    Cash                                              $     825
    Accounts Receivable                                   1,575
                                                      ---------
      Total Current Assets                                2,400
                                                      ---------
           Total Assets                               $   2,400
                                                      =========

               LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities
  Current Liabilities
     Accounts Payable                                 $   7,295
     Payable to Related Parties-Note 5                   13,787
     Accrued Interest Payable on Related Party Loan       4,663
                                                      ---------
      Total Current Liabilities                          25,745
                                                      ---------
           Total Liabilities                             25,745

Stockholders' Deficit
  Common Stock, $.001 par value,
   50,000,000 shares authorized;
   2,000,000 shares issued and outstanding
   at December 31, 2004                                   2,000
  Additional Paid in Capital                             25,000
  Deficit accumulated during the development stage      (50,345)
                                                     ----------
      Total Stockholders' Deficit                       (23,345)
                                                     ----------
        Total Liabilities and Stockholders' Deficit  $    2,400
                                                     ==========

          See accompanying notes to financial statements

                          Han Logistics, Inc.
                    [A Development Stage Company]
                        Statements of Operations
  For the years ended December 31, 2004 and 2003 and for the period from Inception [July 1, 1999] through December 31, 2004

                                    For the Year  For the Year    Inception
                                       Ended         Ended      (July 1, 1999)
                                    December 31,  December 31, to December 31,
                                       2004           2003            2004

Revenues                              $ 4,481       $     0        $    9,481
Revenues-Related Party                  1,200             0             1,200

Total Revenues                          5,681             0            10,681

Expenses
   General and administrative          10,701         1,755            55,636
                                      -------       -------        ----------
Total Expenses                         10,701         1,755            55,636
                                      -------       -------        ----------
Operating Loss                         (5,020)       (1,755)          (44,955)

Other Income and Expenses
  Interest expense-Related Party       (1,418)       (1,246)           (5,390)
                                      -------       -------        ----------
Total Other Income/(Expense)           (1,418)       (1,246)           (5,390)
                                      -------       -------        ----------
Net Loss Before Taxes                  (6,438)       (3,001)          (50,345)
  Provision for Income taxes                0             0                 0
                                      -------       -------        ----------
Net (Loss)                            $(6,438)      $(3,001)       $  (50,345)
                                      =======       =======        ==========
(Loss) Per Share -                    $ (0.01)      $ (0.01)       $    (0.02)
  Basic & Diluted                     =======       =======        ==========

Weighted Average Shares Outstanding 2,000,000     2,000,000         2,000,000


          See accompanying notes to financial statements

                       Han Logistics, Inc.
                  [A Development Stage Company]
               Statements of Stockholders' Deficit
For the years ended December 31, 2004 and 2003, and for the period from Inception [July 1, 1999] through December 31, 2004

                                          Additional                  Net
                        Common    Common   Paid-In   Accumulated Stockholders'
                        Shares    Stock    Capital      Deficit     Deficit
Balance, July 1, 1999          0 $     0  $      0  $          0  $         0

Issued stock for cash
at inception           2,000,000   2,000    25,000                     27,000

Net loss for the period
ended December 31, 1999                                   (2,426)      (2,426)
                       ---------  ------  --------  ------------  -----------
Balance,
December 31, 1999      2,000,000   2,000    25,000        (2,426)      24,574
                       ---------  ------  --------  ------------  -----------
Net loss for the year
ended December 31, 2000                                  (29,845)     (29,845)
                       ---------  ------  --------  ------------  -----------
Balance,
December 31, 2000      2,000,000   2,000    25,000       (32,271)      (5,271)
                       ---------  ------  --------  ------------  -----------
Net loss for the year
ended December 31, 2001                                   (6,107)      (6,107)
                       ---------  ------  --------  ------------  -----------
Balance,
December 31, 2001      2,000,000   2,000    25,000       (38,378)     (11,378)
Net loss for the year
ended December 31, 2002                                   (2,528)      (2,528)
                       ---------  ------  --------  ------------  -----------
Balance,
December 31, 2002      2,000,000   2,000    25,000       (40,906)     (13,906)
                       ---------  ------  --------  ------------  -----------
Net loss for the year
ended December 31, 2003                                   (3,001)      (3,001)
                       ---------  ------  --------  ------------  -----------
Balance,
December 31, 2003      2,000,000   2,000    25,000       (43,907)     (16,907)
                       ---------  ------  --------  ------------  -----------
Net loss for the year
ended December 31, 2004                                   (6,438)      (6,438)
                       ---------  ------  --------  ------------  -----------
Balance,
December 31, 2004      2,000,000  $2,000  $ 25,000  $    (50,345) $   (23,345)
                       =========  ======  ========  ============  ===========

          See accompanying notes to financial statements

                       Han Logistics, Inc.
                  [A Development Stage Company]
                     Statements of Cash Flows
For the years ended December 31, 2004 and 2003, and for the period from Inception [July 1, 1999] through December 31, 2004

                                    For the Year  For the Year    Inception
                                       Ended         Ended      (July 1, 1999)
                                    December 31,  December 31, to December 31,
                                       2004           2003            2004
Cash Flows from Operating Activities
Net Loss                                 $(6,438)      $(3,001)     $ (50,345)
Adjustments to reconcile net income/
(loss) to net cash provided by operating
activities:
  (Increase) in Accounts Receivable       (1,575)            0         (1,575)
  Increase in Accounts Payable             6,162         1,133          7,295
  Increase in Interest Payable             1,418         1,246          4,663
                                         -------       -------      ---------
     Net Cash Provided by/(Used for)
     Operating Activities                   (433)         (622)       (39,962)

Cash Flows Provided by Financing Activities
  Proceeds from borrowing                  1,230           100         13,787
  Proceeds from sale of stock                  0             0         27,000
                                         -------       -------      ---------
     Net Cash Provided by Financing
     Activities                            1,230           100         40,787

    Net Increase/(Decrease) in Cash          797          (522)           825

Beginning Cash Balance                        28           550              0
                                         -------       -------      ---------
Ending Cash Balance                      $   825       $    28      $     825
                                         =======       =======      =========

Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for interest $     0       $     0      $       0
  Cash paid during the year for income
  taxes                                  $     0       $     0      $       0



          See accompanying notes to financial statements

                       HAN LOGISTICS, INC.
                  [A Development Stage Company]
                  Notes to Financial Statements
                        December 31, 2004

Note 1    Organization and Summary of Significant Accounting Policies

     (a) Organization

     Han Logistics, Inc. (Company) was founded July 1, 1999 and was organized to engage in the business of providing logistics services and other general business services. The Company was incorporated under the laws of the State of Nevada.
     The Company is considered to be in the development stage as defined in Financial Accounting Standards Board Statement No. 7. It has yet to commence full-scale operations and it continues to develop its planned principle operations.

     (b) Income Taxes

     The Company applies the provisions of Statement of Financial Accounting Standards No. 109 [the Statement], Accounting for Income Taxes. The Statement requires an asset and liability approach for financial accounting and reporting for income taxes, and the recognition of deferred tax assets and liabilities for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

     (c) Net Loss Per Common Share

     Loss per common share is based on the weighted-average number of shares outstanding. During the current year, the Company received a $1,000 loan from a related party (see Note 5) that is convertible into common stock, at a rate of $0.10 per share. The effect of the convertible debt would be anti-dilutive, as the Company incurred losses in the periods presented in the financial statements, thus, basic and diluted loss per share calculations are the same.

     (d) Statement of Cash Flows

     For purposes of the statements of cash flows, the Company considers cash on deposit in the bank to be cash. The Company had $825 cash at December 31, 2004.

     (e) Use of Estimates in Preparation of Financial Statements

     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (f) Revenue Recognition

     The Company recognizes revenue in accordance with the Securities and Exchange Commission Staff Accounting Bulletin (SAB) number 104, which states that revenue is generally recognized when it is realized and earned. Specifically, the Company recognizes revenue when services are

                       HAN LOGISTICS, INC.
                  [A Development Stage Company]
                  Notes to Financial Statements
                  December 31, 2004 [continued]

     performed and projects are completed and accepted by the customer.

     (g) Accounts Receivable

     Accounts receivable are stated at amounts owed to the Company from customers. Accounts which are determined to be uncollectible are immediately written off. Based on historical experience with its customers, the Company does not consider an allowance for bad debts to be necessary as of December 31, 2004.

Note 2    Liquidity and Going Concern

     The Company has minimal assets, has accumulated losses through December 31, 2004 amounting to $50,345 and does not anticipate generating sufficient cash flows from operations to meet the Company's cash requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern.

     The Company's ability to accomplish its business strategy and to ultimately achieve profitable operations is dependent upon its ability to obtain additional financing and execute its business plan. There can be no assurance that the Company will be able to obtain additional funding, and if available, that the Company will obtain the funding on favorable terms. Management plans include exploring several funding options and expects to raise additional capital through private placement. Ultimately, the Company will need to achieve profitable operations in order to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3    Income Taxes

     Below is a summary of deferred tax asset calculations on net operating loss carry forward amounts. Loss carry forward amounts expire through 2024. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized.



                                             Estimated
                                               NOL        Rate        Tax
Federal loss carryforward (expires through
2024)                                        50,345        15%      $ 7,586
Valuation allowance                                                  (7,586)
                                                                    -------
Deferred tax asset                                                  $     0
                                                                    =======

     The allowance has increased $1,000 from $6,586 as of December 31, 2003.

     The effective tax rate for continuing operations differs from the statutory tax rate as follows:
             Expected Provision (Benefit)              $  (966)

             Effects of:
               Increase in Valuation Allowance & Other $   966
                                                       -------
             Total Actual Provision                          0
                                                       =======

                       HAN LOGISTICS, INC.
                  [A Development Stage Company]
                  Notes to Financial Statements
                  December 31, 2004 [continued]


Note 4    Common Stock

     On July 1, 1999, the Board of Directors authorized a stock issuance totaling 2,000,000 shares of common stock to an officer of the Company for cash consideration of $27,000, or $0.0135 per share.

     The Company had authorized a stock issuance of a minimum of 50,000 to a maximum of 250,000 shares of its common stock at $1.00 per share. The offering was to be filed under the Securities Act of 1933 or an exemption under the Act. The offering is no longer effective and no additional stock has been issued.

Note 5    Related Party Transactions

     During the current year, a related party loaned $1,000 to the Company, which is convertible to common stock at a rate of $0.10 per share. This party is a foundation that is directed by the President's spouse. The effect of conversion on the loss per share calculation would be anti-dilutive, as the Company incurred losses in each of the periods presented in the financial statements.

     Shareholders advanced cash to the Company, through December 31, 2004, of $12,787 to pay operating expenses. The Company recorded accrued interest payable attributable to the related party liabilities accrued at 10% per annum totaling $4,663. The shareholder loan is unsecured and is payable on demand.

     During the current year, the Company recorded revenues of $1,200, which were earned from services provided to a related party. The party and the Company have related officers. No amounts are due to or from this party as of December 31, 2004.

     The Company currently utilizes office space on a rent-free basis from a shareholder, and shall do so until substantial revenue-producing operations commence. Management deemed the rent-free space to be of nominal value.

Note 6     Concentrations

     For the twelve months ended December 31, 2004, one customer represented approximately 79% or $4,481 of total revenues and 100% of accounts receivable. Prior to the Company earning revenues from this customer, the Company's President was an employee of the customer. Additionally, a related party customer (see Note 5) represented 21% or $1,200 of total revenues. If these customers decrease or terminate their business with the Company, the impact may have adverse effects on the Company's operations and financial condition.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                           DISCLOSURE

David T. Thomson, P.C., Certified Public Accountant, of Salt Lake
City, Utah, audited our financial statements as of December 31, 2001, and 2000.

Effective during the fourth quarter of 2004, our Board of Directors voted to engage Mantyla McReynolds, a Professional Corporation, as our new independent accountants, as Mr. Thomson had advised us that he was no longer auditing the financial statements of public companies.

There were no disagreements between us and David T. Thomson, P.C., whether resolved or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved, would have caused him to make reference to the subject matter of the disagreement in connection with his report.

With the exception of a "going concern" qualification, the independent auditors' report of David T. Thomson, P.C. with respect to our audited financial statements as of December 31, 2001, and 2000, did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent calendar years, and since then, David T. Thomson, P.C., has not advised us that any of the following exists or is applicable:

               (1) That the internal controls necessary for us to develop reliable financial statements do not exist;

               (2) That information has come to its attention that has made it unwilling to rely on management's representations or unwilling to be associated with the financial statements prepared by management;

               (3) That the scope of its audit should be expanded significantly, or that information has come to its attention that it has concluded will, or if further investigated might, materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent audited financial statements (including information that might preclude the issuance of an unqualified audit report), and the issue was not resolved to the accountant's satisfaction prior to its resignation.

We have provided David T. Thomson, P.C., with a copy of the disclosure provided hereunder, and have advised it to provide us with a letter addressed to the Securities and Exchange Commission as to whether it agrees or disagrees with the disclosures made herein.

            (OUTSIDE BACK COVER PAGE OF PROSPECTUS)

             TABLE OF CONTENTS HAN LOGISTICS, INC.

Item                                                     Page

PROSPECTUS SUMMARY...................................      2
  Han Logistics......................................      2
  Selected Financial Information.....................      2

RISK FACTORS.........................................      3
  Risk Factors Related to Han Logistics..............      3
  1.   We Are a Development-Stage Company
  with No Prior Business Operations and We
  May Not Be Able to Establish Ourselves as
  a Going Concern....................................      3
  2.   We Have Realized No Revenue or
  Earnings and Have Limited Assets, and We
  May Not Be Able to Achieve Profitable
  Operations in the Future...........................      3
  3.   We Need Additional Capital and, if Our
  Financial Condition Does Not Improve, We
  Will Cease Operations and Our Shareholders
  Will Lose Their Entire Investment; Our
  Auditor Has Expressed a Going Concern
  Qualification......................................      4
  4.   The Success of Our Business Depends
  on the Development and Enhancement of
  Our Services and Attracting and Retaining a
  Large Number of Potential Customers  ..............      4
  5.   Because Our Executive Officers and
  Directors Are Our Only Two Employees,
  Have Limited Experience, and Are Not Bound
  by Employment Agreements, We May Not Be
  Able to Achieve Profitability or Maintain
  Our Operations with the Limited
  Commitment and Experience of These
  Individuals and We May Realize Serious Harm
  if They Leave......................................      4
  6.   Our Business Plan Is Speculative and,
  Unless We Obtain a Sufficient Number of
  Customers, Deliver Services on a Timely and
  Cost-Effective Basis and Raise Financing
  from This Offering and Otherwise, Investors
  May Lose Their Investments.........................      5
  7.  The Logistical Services Business Is
  Subject to Rapid Technological Change and,
  if We Do Not  Respond to Technological
  Developments on a Timely and Cost-
  Effective Basis to Better Serve Our
  Customers and Meet Their Expectations, It
  Could Adversely Impact Our Ability to
  Attract and Retain Customers.......................      5
  8. We May Not Succeed in Establishing
  the Han Logistics Brand, Which Would
  Adversely Affect Customer Acceptance
  and Our Revenues...................................      6
  9.  Intense Competition May Result in Price
  Reductions and Decreased Demand for Our
  Services; We Will Be at a Competitive
  Disadvantage as Compared to Virtually All
  Existing Companies in Overcoming These
  Competitive Factors; and Our Business
  Strategy May Not Be Successful.....................      6
  10.  We May Encounter Unforeseen Costs
  in the Logistics Services Business and, if
  Any Cost Overruns Are Significant or if We
  Expend Significant Funds without the
  Development of Commercially Viable
  Services, We May Need to Change Our
  Business Plan, Sell or Merge Our Business
  or Face Bankruptcy.................................      7
  11.  Because Han Logistics' President/Owner
  Will Continue to Control Han Logistics, She
  Will Be Able to Determine the Outcome of
  All Matters Requiring Approval of Our
  Shareholders.......................................      7

  Risk Factors Related to the Offering...............      8
  12.  There Is No Public Market for Our
  Common Stock and Shareholders May Have
  Difficulty Selling Their Shares or Pledging
  Them as Collateral Because of This and for
  Other Reasons......................................      8
  13. The Offering Price of Our Common
  Stock Is Arbitrary and Was Not Determined
  Based on a Market Price; Therefore, It
  Should Not Be Considered to Bear Any
  Relationship to Our Assets, Book Value or
  Net Worth and Should Not Be Considered
  to Be an Indication of Our Value...................      8
  14.  The Proceeds of This Offering May Be
  Inadequate and, in That Event, if We Are
  Unable to Generate Revenue or Obtain
  Additional Capital, Our Business May Fail..........      8
  15.  New Shareholders Will Incur Substantial
  Dilution of Approximately $.99 Per Share as
  a Result of This Offering..........................      8
  16.  If We Fail to Obtain a Secondary
  Trading Exemption for Our Common Stock
  in a Significant Number of States, a Public
  Market Will Not Develop for the Common
  Stock and the Shares Could Be Deprived of
  Value..............................................      9
  17.  Because the Offering Will Not Be
  Underwritten, Investors in the Shares of
  Common Stock Being Offered Will Not
  Be Afforded the Protections of Certain of
  the NASD Conduct Rules and Our
  Management May Not Be Successful in
  Raising Even the Minimum Amount of
  Funds..............................................      9
  18.  Because There Is No Commitment to
  Purchase Shares, the Offering May Not Be
  Totally Subscribed for the Minimum or the
  Maximum Number of Shares Being Offered
  and, if Only the Minimum Amount of Funds
  Is Received, the Common Stock Purchased
  by an Investor May Be Deprived of Any
  Value..............................................      9
  19.  Because Our Common Stock Is
  Considered Penny Stock, the Penny Stock
  Regulations Can Be expected to Have an
  Adverse Effect on the Liquidity of the
  Common Stock in the Secondary Market...............     10
  20.  Sales of Substantial Amounts of Our
  Shares May Depress Our Stock Price.................     10

DETERMINATION OF OFFERING PRICE
AND ADDITIONAL INFORMATION...........................     10
DILUTION.............................................     11

USE OF PROCEEDS......................................     13

PROPOSED BUSINESS....................................     15
  General............................................     15
  Proposed Services..................................     15
  Strategy...........................................     17
  Marketing..........................................     18
  Competition........................................     20
  Employees and Consultants..........................     22
  Facilities.........................................     22
  Legal Proceedings..................................     23

PLAN OF OPERATION....................................     23

MANAGEMENT...........................................     24
  Executive Officers and Directors...................     24
  General............................................     25
  Family Relationships...............................     25
  Business Experience................................     25
  Executive Compensation.............................     26
  Compensation of Directors..........................     27
  Employment Agreements..............................     27
  Indemnification....................................     27
  Conflicts of Interest..............................     28

PRINCIPAL SHAREHOLDERS...............................     29

CERTAIN TRANSACTIONS.................................     29

PLAN OF OFFERING.....................................     30

DESCRIPTION OF SECURITIES............................     31
Description of Capital Stock.........................     31
Description of Common Stock..........................     32
Transfer Agent.......................................     33

LEGAL MATTERS........................................     33

EXPERTS..............................................     33

FINANCIAL STATEMENTS.................................     F-1

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE..................     34

Until __________ __, 2005 (90 days after the date this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

             PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Paragraph 12. of Han Logistics' Articles of Incorporation includes provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, director or in other capacities, except in relation to matters with respect to which such persons shall be determined to not have acted in good faith and in the best interests of Han Logistics. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling Han Logistics pursuant to the foregoing, Han Logistics has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Han Logistics's Articles of Incorporation provide for (i) the elimination of directors' liability for monetary damages for certain breaches of their fiduciary duties to Han Logistics and our shareholders as permitted by Nevada law; and (ii) permit the indemnification by Han Logistics to the fullest extent under Nevada law. At present, there is no pending litigation or proceeding involving a director or officer of Han Logistics as to which indemnification is being sought.

Section 78.7502 and 78.751 of the Nevada Revised Statutes, as amended, provides for the indemnification of the officers, directors and controlling persons of a corporation as follows:

NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit proceeding by judgement, order, settlement, conviction or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgement in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation as authorized in the specific case upon a determination that indemnification of only the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Item 25. Other Expenses of Issuance and Distribution.

The following is an itemized statement of the expenses incurred in connection with this Registration Statement and the issuance and distribution of the shares of common stock being registered hereby. All such expenses will be paid by Han Logistics.

Securities and Exchange Commission registration fee..............   $   100
NASD fee.........................................................       525
Legal fees and expenses..........................................    25,000
Accounting fees and expenses.....................................     2,100
Blue sky fees and expenses.......................................       500
Transfer agent fees and expenses.................................       500
Printing, electronic filing and engraving expenses...............       500
Miscellaneous expenses...........................................       775
                                                                    -------
TOTAL              ..............................................   $30,000

All of the above items except the Securities and Exchange Commission registration and NASD fees are estimates.

Item 26. Recent Sales of Unregistered Securities.

Since July 1, 1999, the date of Han Logistics' inception, it has sold securities in a transaction summarized below.


                                                        Number of Shares
Purchaser           Date of Sale    Consideration      of Common Stock Sold
---------           ------------   ---------------     --------------------

Amee Han Lombardi      7/1/99      $27,000 in cash          2,000,000
With respect to the sale described above, Han Logistics relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Act"), for an issuer not involving any public offering, as an exemption from the transactions by registration requirements of Section 5 of the Act. As the President, the Treasurer and the sole shareholder of Han Logistics, Ms. Han Lombardi had access to information enabling her to evaluate the merits and risks of the transaction on the date of sale. She represented in writing that she acquired the securities for investment for her own account and not with a view to distribution. Stop transfer instructions have been issued to the Registrant's transfer agent with respect to the securities, and the transfer agent has been instructed to issue the certificates representing the securities bearing a restrictive investment legend. Ms. Han Lombardi signed a written agreement stating that the securities will not be sold except by registration under the Act or pursuant to an exemption therefrom.

Item 27. Exhibits.

The following exhibits are filed as part of this registration statement on Form SB-2.


   Item
  Number                                Description
  ------         -------------------------------------------------------------
    (3.1)        Articles of Incorporation of Han Logistics, Inc., filed
                 July 1, 1999.

    (3.2)        Bylaws of Han Logistics, Inc.

    (4)          Form of stock certificate.

    (5)*         Opinion and consent of Branden T. Burningham, Esq.
   (10.1) Promissory Note dated November 11, 1999, from Han Logistics, Inc., as the maker, to Amee Han Lombardi, as the holder, in the principal amount of $10,000, due on demand, and bearing interest at the rate of 10% per annum.

   (10.2) Promissory Note dated June 12, 2002, from Han Logistics, Inc., as the maker, to Amee Han Lombardi, as the holder, in the principal amount of $1,000, due on demand, and bearing interest at the rate of 10% per annum.

   (10.3) Amended Fund Escrow Agreement dated December 12, 2001, between Han Logistics, Inc., and FirstBank of Littleton

    (16)*        Letter re change in certifying accountant

   (23.1)*       Consent of Independent Accountant of Mantyla, McReynolds &
                 Associates

   (23.2)*       Consent of Branden T. Burningham, Esq.

------------------

*Filed herewith.

Item 28. Undertakings.
(a) The undersigned small business issuer will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) (section 230.424(b) of this chapter) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Reno, State of Nevada, on April , 2005.

Date: April 29, 2005                     HAN LOGISTICS, INC.
                                         (Registrant)

                                       By: /s/Amee Han Lombardi
                                          -----------------------------------
                                          Amee Han Lombardi,
                                          President/Secretary/Treasurer
                                          (signing in capacities as principal
                                          executive officer, principal
                                          financial officer, controller and
                                          principal accounting officer)


                                          /s/Michael Vardakis
                                         ------------------------------------
                                         Michael Vardakis
                                         Director